Exhibit (b)(5)

CONFIDENTIAL

September 13, 2024

WILDCAT EGH HOLDCO, L.P.

c/o  Silver Lake Partners

55 Hudson Yards

550 West 34th Street, 40th Floor

New York, NY 10001

Attention: Chip Schroeder

Project Wildcat

Second Amended and Restated Commitment Letter

Ladies and Gentlemen:

Reference is made to (i) that certain Commitment Letter, dated as of April 2, 2024 (the “Original Commitment Letter” and such date, the “Original Signing Date”) by and among JPM, MSSF, BofA, Goldman Sachs, Barclays, DB and RBC (each as defined below and, collectively, the “Original Commitment Parties”) and you and (ii) that certain Amended and Restated Commitment Letter, dated as of April 19, 2024 (the “First A&R Commitment Letter”) by and among the Commitment Parties (as defined below) and you. The First A&R Commitment Letter is hereby amended restated and superseded in its entirety as follows:

You have advised JPMorgan Chase Bank, N.A. (“JPM”), Morgan Stanley Senior Funding, Inc. (together with its designated affiliates, “MSSF”), Bank of America, N.A. (“Bank of America”), BofA Securities, Inc. (through itself or one of its affiliates, “BofA Securities”, together with Bank of America, “BofA”), Goldman Sachs Bank USA (together with any of its designated affiliates, “Goldman Sachs”), Barclays Bank PLC (“Barclays”), Deutsche Bank Securities Inc. (“DBSI”), Deutsche Bank AG New York Branch (“DBNY” and, together with DBSI, “DB”), Royal Bank of Canada (“RBC”), RBC Capital Markets1 (“RBCCM”), Wells Fargo Bank, National Association (“Wells Fargo Bank”), Wells Fargo Securities, LLC (“Wells Fargo Securities”), Citi (as defined below), HSBC Bank USA, National Association (“HSBC Bank”) and HSBC Securities (USA) Inc. (“HSBC Securities” and, together with JPM, MSSF, BofA, Goldman Sachs, Barclays, DB, RBC, RBCCM, Wells Fargo Bank, Wells Fargo Securities, Citi and HSBC Bank and any commitment parties added pursuant to the terms hereof, “we”, “us” or the “Commitment Parties”) that Wildcat EGH Holdco, L.P., a limited partnership organized under the laws of the State of Delaware (“Buyer” or “you”), formed at the direction of Silver Lake Partners and its affiliates (collectively with the funds, partnerships, co-investment entities and other investment vehicles managed, advised or controlled thereby or by one or more directors thereof or under common control therewith, “Silver Lake”) and the Preferred Investors and, together with Silver Lake, the “Sponsors”), intends to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Credit Facilities Term Sheet”), the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Margin Loan Term Sheet” and, together with the Credit Facilities Term Sheet, the “Term Sheets”) and the Summary of Additional Conditions attached hereto as Exhibit D (together with this commitment letter and the Term Sheets, the “Commitment Letter”).

[1]	RBC Capital Markets is a brand name for the capital markets businesses of Royal Bank of Canada and its affiliates.

For the purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as Citi shall determine to be appropriate to provide the services contemplated herein.

1.	Commitments and Engagements.

In connection with the Transactions, (i) each of JPM, MSSF, Bank of America, Goldman Sachs, Barclays, DB, RBC, Wells Fargo Bank, Citi and HSBC Bank is pleased to advise you of its several, but not joint, commitment to provide 15.00%, 15.00%, 15.00%, 15.00%, 10.00%, 10.00%, 10.00%, 3.34%, 3.33% and 3.33%, respectively, of the aggregate principal amount of the Initial Term A Facility, Initial Term B Facility and Revolving Facility, and (ii) each of JPM, Bank of America, Goldman Sachs, MSSF, Barclays, DB, RBC, Wells Fargo Bank, Citi and HSBC Bank is pleased to advise you of its several, but not joint, commitment to provide $225,000,000, $200,000,000, $200,000,000, $150,000,000, $150,000,000, $125,000,000, $125,000,000, $50,100,000, $49,950,000 and $49,950,000, respectively, of the aggregate principal amount of the Margin Bridge Facility. JPM, MSSF, Bank of America and Goldman Sachs, collectively with any initial lenders added pursuant to the terms hereof, are referred to herein as the “Initial Lenders” and each individually as an “Initial Lender”.

In connection with the Transactions, each of JPM, MSSF, BofA, Goldman Sachs, Barclays, DB (or an affiliate thereof), RBCCM, Wells Fargo Securities, Citi and HSBC Securities is pleased to advise you of its agreement to use commercially reasonable efforts to arrange and provide the Margin Loan Facility. You agree that nothing herein shall constitute a commitment by us or any of our affiliates to provide or underwrite any portion of the Margin Loan Facility. You further agree that any decision by us or any of our affiliates to participate in the Margin Loan Facility will be subject to committee approval, which none of us or our affiliates has any legal obligation to obtain, and that in no event shall any failure to obtain such committee approval for any reason be deemed a breach of our legal obligations hereunder.

2.	Titles and Roles.

It is agreed that (i) each of JPM, MSSF, BofA Securities, Goldman Sachs, Barclays, DB, RBCCM, Wells Fargo Securities, Citi and HSBC Securities will act as a joint lead arranger for each of the Facilities (together with any other lead arranger for each of the Facilities, if any, appointed pursuant to the terms hereof, each in such capacity, a “Lead Arranger” and, collectively, the “Lead Arrangers”), (ii) each of JPM, MSSF, BofA Securities, Goldman Sachs, Barclays, DB, RBCCM, Wells Fargo Securities, Citi and HSBC Securities will act as a joint bookrunner for each of the Facilities (together with any other bookrunner for each of the Facilities, if any, appointed pursuant the terms hereof, each in such capacity, a “Joint Bookrunner” and, collectively, the “Joint Bookrunners”) and (iii) JPM will act as administrative agent and collateral agent for the Credit Facilities (in such capacity, the “Administrative Agent”). It is further agreed that (a) JPM shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) and all other marketing materials in respect of the Initial Term A Facility, the Initial Term B Facility and the Revolving Facility, (b) the other Lead Arrangers will be listed in alphabetical order to the right of JPM in any Information Materials and all other marketing materials in respect of the Initial Term A Facility, the Initial Term B Facility and the Revolving Facility, (c) MSSF shall have “left side” designation and shall appear on the top left of any Information Materials and all other marketing materials in respect of the Margin Bridge Facility, (d) the other Lead Arrangers will be listed in alphabetical order to the right of MSSF in any Information Materials and all other marketing materials in respect of the Margin Bridge Facility, (e) MSSF shall have “left side” designation and shall appear on the top left of any Information Materials and all other marketing materials in respect of the Margin Loan Facility and (f) the other Lead Arrangers will be listed in alphabetical order to the right of MSSF in any Information Materials and all other marketing materials in respect of the Margin Loan Facility. Except as set forth below, you agree that no other agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or

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co-managers will be appointed, no other titles will be awarded and, with respect to the Facilities, no compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid by you or any of your affiliates to any Lender (as defined below) in order to obtain its commitment to participate in the Credit Facilities or engagement to arrange the Margin Loan Facility unless you and the Required Lead Arrangers (as defined below) shall so agree.

3.	Syndication.

The Lead Arrangers reserve the right, prior to and/or after the Closing Date (as defined below), to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders and investors identified by the Lead Arrangers in consultation with you and reasonably acceptable to the Lead Arrangers and you (your consent not to be unreasonably withheld or delayed), including, without limitation, any relationship lenders designated by you and reasonably acceptable to the Lead Arrangers (such banks, financial institutions and other institutional lenders and investors, together with the Initial Lenders, the “Lenders”); provided that any assignment or participation of, or “back-to-back” arrangement with respect to, the Initial Term A Facility prior to the Closing Date shall be subject to your prior written consent or otherwise in accordance with the terms of a coordination agreement to be negotiated in good faith and entered into within a reasonable time period after the Original Signing Date (the “Coordination Agreement”) (it being understood that such Coordination Agreement shall be reasonably satisfactory to each Initial Lender). Notwithstanding the foregoing, and subject to any additional conditions set forth in Exhibit C, the Lead Arrangers will not syndicate to those banks, financial institutions and other institutional lenders and investors (i) that have been separately identified in writing by you (x) to us prior to the date of this Commitment Letter, (y) to us after the date of this Commitment Letter and prior to the Closing Date, that are reasonably acceptable to the Lead Arrangers holding a majority of the aggregate amount of outstanding financing commitments in respect of the Facilities (the “Required Lead Arrangers”) and (z) with respect to the Credit Facilities, to the Administrative Agent after the Closing Date, that are reasonably acceptable to the Administrative Agent), (ii) those persons who are competitors of you, the Target and your and their respective subsidiaries that are separately identified in writing by you to us from time to time, (iii) in the case of each of clauses (i) and (ii), any of their respective affiliates (other than bona fide debt fund affiliates) that are either (a) identified in writing by you from time to time or (b) clearly identifiable on the basis of such affiliate’s name and (iv) any Excluded Affiliates (as defined in the Credit Facilities Precedent Documentation but excluding Goldman Sachs Asset and Wealth Management Division)) (clauses (i), (ii), (iii) and (iv) above, collectively “Disqualified Lenders”); provided that designations of Disqualified Lenders may not apply retroactively to disqualify any entity that has previously acquired an assignment or participation in any Facility.

Notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Credit Facilities on the date of both the consummation of the Acquisition and the initial funding under the Initial Term Facilities (the date of such consummation and funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect of the Credit Facilities, until after the initial funding of the Credit Facilities on the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Credit Facilities until after the initial funding of the Credit Facilities and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Credit Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

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Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Credit Facilities and in no event shall the commencement or successful completion of syndication of the Credit Facilities constitute a condition to the effectiveness of the Credit Facilities Documentation on the Closing Date or the availability or funding of the Credit Facilities on the Closing Date. The Lead Arrangers may commence syndication efforts promptly (taking into account the expected timing of the Acquisition) after your acceptance of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Facilities prior to the Closing Date (subject to the limitations set forth in the preceding paragraph). Until the earlier of (i) the date upon which a Successful Syndication (as defined in the Fee Letter referred to below) of the applicable Facilities is achieved and (ii) the 30th day following the Closing Date (such earlier date, the “Syndication Date”), you agree actively to assist the Lead Arrangers in completing a timely syndication that is reasonably satisfactory to us and you. Such assistance shall include, without limitation, (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of Silver Lake and, to the extent practical and appropriate and in all instances subject to the limitations on your rights set forth in the Acquisition Agreement, the Target’s and its subsidiaries’ existing lending and investment banking relationships, (b) direct contact between senior management, certain representatives and certain advisors of you and Silver Lake, on the one hand, and the proposed Lenders, on the other hand (and your using commercially reasonable efforts to arrange, to the extent practical and appropriate and in all instances subject to the limitations on your rights set forth in the Acquisition Agreement, such contact between senior management, certain representatives or certain advisors of the Target and its subsidiaries, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times and locations to be mutually agreed upon, (c) your and Silver Lake’s assistance (including the use of commercially reasonable efforts to cause, to the extent practical and appropriate and in all instances subject to the limitations on your rights set forth in the Acquisition Agreement, the Target and its subsidiaries to assist) in the preparation of the Information Materials (as defined below) and other customary marketing materials to be used in connection with the syndication, (d) using your commercially reasonable efforts to procure, at your expense, prior to the launch of the general syndication of the Facilities, public ratings for the Initial Term B Facility from at least two of S&P Global Ratings (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”) and Fitch Ratings Inc. (“Fitch”), and a public corporate credit rating and a public corporate family rating in respect of the Borrower after giving effect to the Transactions from each of S&P and Moody’s, respectively, (e) the hosting, with the Lead Arrangers, of a reasonable number of meetings to be mutually agreed upon of prospective Lenders at times and locations to be mutually agreed upon (and your using commercially reasonable efforts to cause, to the extent practical and appropriate and in all instances subject to the limitations on your rights set forth in the Acquisition Agreement, the relevant senior officers of the Target to be available for such meetings), (f) your using commercially reasonable efforts to obtain the Margin Loan Facility on terms no less favorable to the Margin Loan Borrower under the Margin Loan Facility, in any respect, than those set forth in Exhibit C and (g) ensuring there being no competing issues, offerings, placements, arrangements or syndications of debt securities or syndicated commercial bank or other syndicated credit facilities by or on behalf of you or any of your subsidiaries, and after using your commercially reasonable efforts, to the extent practical, appropriate and reasonable and in all instances subject to the limitations on your rights set forth in the Acquisition Agreement, the Target or any of its subsidiaries, being offered, placed or arranged (other than (A) the Facilities and (B) any indebtedness of the Target and its subsidiaries permitted to be incurred or to remain outstanding on the Closing Date under the Acquisition Agreement (including, for the avoidance of doubt, indebtedness in respect of that certain First Lien Credit Agreement, dated as of August 18, 2016 (as amended, supplemented or otherwise modified from time to time, the “Existing Tiger Credit Agreement”), by and among Zuffa Guarantor, LLC (“Tiger Holdings”), UFC Holdings, LLC, as the borrower, the lenders from time to time party thereto and Goldman Sachs Bank USA, as administrative agent, collateral agent, swingline lender and issuing bank) without the written consent of the Required Lead Arrangers (such consent not to be unreasonably withheld or delayed), if such issuance, offering, placement or arrangement would materially and adversely impair the primary syndication of the Initial Term Facilities (it is understood that the Target’s and its subsidiaries’

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deferred purchase price obligations, ordinary course working capital facilities, ordinary course capital lease, or purchase money and equipment financings (any such debt, “Ordinary Course Indebtedness”) will not be deemed to materially and adversely impair the primary syndication of the Initial Term Facilities). Notwithstanding anything to the contrary contained in this Commitment Letter, the Fee Letter, the Coordination Agreement or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, none of the obtaining of the public ratings referenced above, the obtaining of the Margin Loan Facility referenced above, any Preferred Equity Issuance referenced in this Commitment Letter or the compliance with any of the other provisions set forth in this paragraph, including in any of clauses (a) through (g) above or the next succeeding paragraph, shall constitute a condition to the commitments hereunder or the funding of the Credit Facilities on the Closing Date.

The Lead Arrangers, in their capacities as such, will manage, in consultation with you, all aspects of any syndication of the Facilities, including decisions as to the selection of institutions reasonably acceptable to you (your consent not to be unreasonably withheld or delayed) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the third preceding paragraph and your rights of appointment set forth in the fourth preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Lead Arrangers in their syndication efforts, you agree to promptly prepare and provide (and to cause Silver Lake to provide and to use commercially reasonable efforts to cause, to the extent practical and appropriate and in all instances subject to the limitations on your rights set forth in the Acquisition Agreement, the Target and its subsidiaries to provide) to the Lead Arrangers customary information with respect to Holdings, the Borrower, the Target and their respective subsidiaries and the Transactions set forth in clause (c) of the immediately preceding paragraph, the historical financial information set forth in paragraph 5 of Exhibit D hereto and customary financial estimates, forecasts and other projections (such estimates, forecasts and other projections delivered to us by you, the “Projections”). For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon (so long as such obligations are not entered into in contemplation of this Commitment Letter), or waive any privilege that may be asserted by, you, the Target or any of your or their respective subsidiaries or affiliates (in which case you agree to use commercially reasonable efforts to have any such confidentiality obligation waived, and otherwise in all instances, to the extent practicable and not prohibited by applicable law, rule or regulation, promptly notify us that information is being withheld pursuant to this sentence). Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Facilities shall be those required to be delivered pursuant to paragraph 5 of Exhibit D hereto.

You hereby acknowledge that (a) the Lead Arrangers will make available Projections and other customary marketing material and presentations, including a customary confidential information memoranda to be used in connection with the syndication of the Facilities (the “Information Memorandum”) (such Projections, other marketing material and the Information Memorandum, collectively, with the Term Sheet, the “Information Materials”) on a confidential basis to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, Debt X, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e., Lenders that wish to receive only information that (i) is publicly available, (ii) is not material with respect to you, Holdings, the Borrower, the Target or your or their respective subsidiaries or securities for purposes of United States federal and state securities laws or (iii) constitutes information of the type that is included by the Target or its subsidiaries in any filings with the Securities and Exchange Commission (the “SEC”) or that would be included in such filings if you, Holdings, the Borrower or your or their respective subsidiaries were public reporting companies (as reasonably determined by you) (collectively, the “Public Side Information”; any information that is not Public Side Information, “Private Side Information”)) and who

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may be engaged in investment and other market related activities with respect to you or the Target or your or the Target’s respective subsidiaries or securities) (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). You will be solely responsible for the contents of the Information Materials and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

You agree to assist (and to cause Silver Lake to assist and to use commercially reasonable efforts to cause, to the extent practical and appropriate and in all instances subject to the limitations on your rights set forth in the Acquisition Agreement, the Target to assist) us in preparing an additional version of the Information Materials to be used in connection with the syndication of the Facilities that consists exclusively of Public Side Information with respect to you or the Target or your or the Target’s respective subsidiaries or securities to Public Siders. It is understood that in connection with your assistance described above, customary authorization letters executed and delivered by you or the Target (which shall include a customary negative assurance representation) will be included in any Information Materials that authorize the distribution thereof to prospective Lenders, represent that the additional version of the Information Materials does not include any Private Side Information (other than information about the Transactions or the Facilities) and exculpate you, the Investors (as defined below), the Target, the Borrower and us and our affiliates with respect to any liability related to the use of the contents of the Information Materials or related marketing materials by the recipients thereof. Before distribution of any Information Materials you agree, at our reasonable request, to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Information Materials as “PUBLIC”, you shall be deemed to have authorized the Commitment Parties and the proposed Lenders to treat such Information Materials as not containing any Private Side Information (it being understood that you shall not be under any obligation to mark the Information Materials “PUBLIC”). We will not make any materials not marked “PUBLIC” available to Public Siders.

You acknowledge and agree that, subject to the confidentiality and other provisions of this Commitment Letter, the following documents, without limitation, may be distributed to both Private Siders and Public Siders, unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders (provided that such materials have been provided to you and your counsel for review a reasonable period of time prior thereto): (a) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) term sheets and notification of changes in the Facilities’ terms and conditions, (c) drafts and final versions of the Credit Facilities Documentation and (d) financial statements of the Borrower, and its respective subsidiaries of a type that would be publicly filed if the Borrower, or its respective subsidiaries were public reporting companies and publicly filed financial statements of the Target and its subsidiaries. If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your prior consent.

4.	Information.

You hereby represent and warrant that (a) all written information and written data (such information and data, other than (i) the Projections and (ii) information of a general economic or industry specific nature, the “Information”) (in the case of Information regarding the Target and its subsidiaries and its and their respective businesses, to the best of your knowledge), that has been or will be made available to the Commitment Parties directly or indirectly by you, the Target or by any of your or its subsidiaries or representatives, in each case, on your behalf in connection with the transactions contemplated hereby, when taken as a whole and together with the reports and other information filed by the Target or any of its

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subsidiaries with the SEC (including the risk factors therein), is or will be, when furnished, correct in all material respects and does not or will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto from time to time) and (b) the Projections that have been or will be made available to the Commitment Parties by you or by any of your subsidiaries or representatives, in each case, on your behalf in connection with the transactions contemplated hereby have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time prepared and at the time the related Projections are so furnished to the Commitment Parties; it being understood that the Projections are as to future events and are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, that no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the later of the Closing Date and the Syndication Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or, with respect to the Information and Projections relating to the Target and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections such that such representations and warranties are correct in all material respects under those circumstances (or, in the case of the Information relating to the Target and its subsidiaries and its and their respective businesses, to the best of your knowledge, such representations and warranties are correct in all material respects under those circumstances). In arranging and syndicating the Facilities, the Lead Arrangers (i) will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof and (ii) assume no responsibility for the accuracy or completeness of the Information or the Projections.

5.	Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arrangers and the Joint Bookrunners to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheets and in the Amended and Restated Fee Letter and each Structuring Fee Letter dated the Original Signing Date and delivered herewith with respect to the Facilities (the “Fee Letter”), if and to the extent payable. Once paid, such fees shall not be refundable under any circumstances, except as expressly set forth herein or therein or as otherwise separately agreed to in writing by you and us.

6.	Conditions.

The commitments of the Initial Lenders hereunder to fund the Credit Facilities on the Closing Date and the agreements of the Lead Arrangers and the Joint Bookrunners to perform the services described herein are subject solely to (a) the applicable conditions expressly set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto and (b) the applicable conditions expressly set forth in Exhibit D hereto, and upon satisfaction (or waiver by the Commitment Parties) of such conditions, the Administrative Agent, each Lender and each other party thereto will execute and deliver the Credit Facilities Documentation (together with the Margin Loan Facility Documentation, the “Facilities Documentation”) to which it is a party and the initial funding of the Credit Facilities shall occur; it being understood that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter, the Coordination Agreement and the Credit Facilities Documentation.

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Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Coordination Agreement, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties relating to you, Holdings, the Borrower or the Target or your or their respective subsidiaries or businesses or otherwise, the making and accuracy of which shall be a condition to the availability and funding of the Credit Facilities on the Closing Date shall be (a) such of the representations and warranties (if any) made by, or with respect to, the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliate) have the right (taking into account any applicable notice and cure provisions) to terminate your (and/or its) obligations under the Acquisition Agreement or decline to consummate the Acquisition or otherwise results in a failure of a condition precedent in the Acquisition Agreement (in each case, in accordance with the terms thereof) as a result of a breach of such representations and warranties in the Acquisition Agreement (to such extent, the “Specified Acquisition Agreement Representations”) and (b) the Specified Representations (as defined below) in all material respects; provided that any Specified Representations qualified by materiality shall be, as so qualified, accurate in all respects and (ii) the terms of the Credit Facilities Documentation shall be in a form such that they do not impair the availability or funding of the Credit Facilities on the Closing Date if the applicable conditions expressly set forth in the section entitled “Conditions to Initial Borrowing” in Exhibit B hereto and in Exhibit D hereto are satisfied (or waived by the Commitment Parties) (provided that, to the extent any security interest in any Collateral (as such term is defined in the Credit Facilities Term Sheet for purposes of this paragraph) is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests (1) in the certificated equity securities, if any, of the Borrower, the Target and any wholly owned U.S. material subsidiaries of the Borrower and the Target (to the extent required by the Credit Facilities Term Sheet) and (2) in other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code; provided that any such certificated equity securities of the Target and such subsidiaries of the Target will be required to be delivered on the Closing Date only to the extent such certificates are actually received from the Target) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date, but instead shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Administrative Agent and the Borrower acting reasonably but no later than 90 days after the Closing Date (or such longer period as may be agreed by the Administrative Agent and the Borrower acting reasonably)). For purposes hereof, “Specified Representations” means, with respect to the Credit Facilities, the applicable representations and warranties of the Borrower and the Guarantors to be set forth in the Credit Facilities Documentation relating to organizational existence of the Borrower and the Guarantors party thereto as of the Closing Date; power and authority, due authorization, execution, delivery and enforceability, in each case, related to, the entering into, borrowing under, guaranteeing under, performance of, and granting of security interests in the Collateral pursuant to, the Credit Facilities Documentation; solvency as of the Closing Date (after giving effect to the Transactions) of the Borrower and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to Exhibit D); no violation of Federal Reserve margin regulations; the use of the proceeds of the Credit Facilities not violating the PATRIOT Act, OFAC or FCPA; the Investment Company Act; the incurrence of the loans to be made under such Credit Facilities, the provision of the Guarantees in respect of such Credit Facilities and the granting of the security interests in the Collateral to secure such Credit Facilities, and the entering into of the Credit Facilities Documentation on the Closing Date, do not conflict with the organizational documents of the Borrower or the Guarantors party thereto; and, subject to the provisos in clause (ii) of the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral (as such term is defined in Exhibit B). For the avoidance of doubt, the representation set forth in paragraph 1 of Exhibit D shall not be a Specified Representation. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions.”

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7.	Limitation on Liability; Indemnity; Settlement.

(a) Limitation on Liability.

Notwithstanding any other provision of this Commitment Letter, (i) in no event shall any Commitment Party, any of their respective affiliates or their respective officers, directors, employees, agents, controlling persons, advisors, attorneys or other representatives (each an “Arranger-Related Person”) be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Arranger-Related Person (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (ii) none of you (or any of your subsidiaries), the Investors (or any of their respective affiliates), the Target (or any of its subsidiaries or affiliates) or any Arranger-Related Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with this Commitment Letter, the Fee Letter, the Coordination Agreement, the Transactions (including the Facilities and the use of proceeds thereunder), or with respect to any activities related to the Facilities, including the preparation of this Commitment Letter, the Fee Letter, the Coordination Agreement and the Facilities Documentation; provided that nothing in this paragraph shall limit your indemnity and reimbursement obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party with respect to which the applicable Indemnified Party is entitled to indemnification under subsection (b) of this Section 7.

(b) Indemnity.

To induce the Commitment Parties to enter into this Commitment Letter and the Fee Letter and to proceed with the Facilities Documentation, you agree (a) to indemnify and hold harmless each Commitment Party, its respective affiliates and the respective officers, directors, employees, agents, controlling persons, advisors, attorneys and other representatives of each of the foregoing and their successors and permitted assigns (other than Lenders that are not Initial Lenders) (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject to the extent arising out of, resulting from, or in connection with any actual or threatened claim, litigation, investigation or proceeding (including any inquiry or investigation) in connection with the Original Commitment Letter, the First A&R Commitment Letter, this Commitment Letter (including the Term Sheet), the Original Fee Letter (as defined in the Fee Letter), the Fee Letter, the Coordination Agreement, the Transactions or any related transaction contemplated hereby or thereby, the Facilities or any use of the proceeds thereof (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, whether or not such Proceedings are brought by you, your equity holders, affiliates or creditors or any other third person, and to promptly reimburse after receipt of a written request, each such Indemnified Person for any reasonable and documented or invoiced out-of-pocket legal fees and expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all such Indemnified Persons, taken as a whole and, if necessary, by a single firm of local counsel in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies you of the existence of such conflict and thereafter retains its own counsel, by another firm of counsel for such affected Indemnified Person) or other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to, or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from (i) the willful misconduct, bad faith or gross negligence of such Indemnified Person or any Related Indemnified Person (as defined below) (as

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determined by a court of competent jurisdiction in a final and non-appealable decision), (ii) a material breach of the obligations of such Indemnified Person or any Related Indemnified Person under this Commitment Letter, the Fee Letter or the Coordination Agreement (as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) any Proceeding solely between or among Indemnified Persons not arising from any act or omission by you or any of your affiliates; provided that the Administrative Agent, the Lead Arrangers and the Joint Bookrunners to the extent fulfilling their respective roles as an agent or arranger under the Facilities and in their capacities as such, shall remain indemnified in such Proceedings to the extent that none of the exceptions set forth in any of clauses (i) or (ii) of the immediately preceding proviso apply to such person at such time and (b) to the extent that the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s consultants’ fees (to the extent any such consultant has been retained with your prior written consent (not to be unreasonably withheld or delayed)), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Commitment Parties, the Lead Arrangers, the Joint Bookrunners and the Administrative Agent identified in the Credit Facilities Term Sheet (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person), and, if necessary, of a single firm of local counsel to the Commitment Parties in each appropriate jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) and of such other counsel retained with your prior written consent (not to be unreasonably withheld or delayed)), in each case incurred in connection with the Facilities and the preparation, negotiation and enforcement of the Original Commitment Letter, the First A&R Commitment Letter, this Commitment Letter, the Original Fee Letter (as defined in the Fee Letter), the Fee Letter, the Coordination Agreement, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”). You acknowledge that we may receive a future benefit on matters unrelated to this matter, including, without limitation, discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us, including without limitation fees paid pursuant hereto (it being understood and agreed that, in no event, shall the Expenses include items in respect of any unrelated matter or otherwise be increased as a result of such counsel’s representation of us on another matter or on account of our relationship with such counsel). The foregoing provisions in this paragraph shall be superseded, in each case, to the extent covered thereby by the applicable provisions contained in the Facilities Documentation upon execution and delivery thereof and thereafter shall have no further force and effect.

“Related Indemnified Person” of an Indemnified Person means (1) any controlling person or any affiliate of such Indemnified Person, (2) the respective directors, officers, or employees of such Indemnified Person or any of its controlling persons or any of its affiliates and (3) the respective agents, advisors, attorneys and representatives of such Indemnified Person or any of its controlling persons or any of its affiliates, in the case of this clause (3), acting at the instructions of such Indemnified Person, controlling person or such affiliate (it being understood and agreed that any agent, advisor or representative of such Indemnified Person or any of its controlling persons or any of its affiliates engaged to represent or otherwise advise such Indemnified Person, controlling person or affiliate in connection with the Transactions shall be deemed to be acting at the instruction of such person).

(c) Settlement.

You shall not be liable for any settlement of any Proceeding effected without your written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with your written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction in any such Proceeding, you agree to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and reasonable and documented legal or other out-of-pocket expenses

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by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 7. It is further agreed that the Commitment Parties shall be severally liable in respect of their commitments to the Facilities, on a several, and not joint basis with any other Lender.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld, conditioned or delayed) (it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i), (ii) and (iii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings, (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person and (iii) contains customary confidentiality provisions with respect to the terms of such settlement. Each Indemnified Person shall be severally obligated to refund or return any and all amounts paid by you under this Section 7 to the extent such Indemnified Person is not entitled to payment of such amounts in accordance with the terms hereof (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

8.	Sharing of Information, Absence of Fiduciary Relationships, Affiliate Activities.

As you know, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, an affiliate of MSSF, BofA Securities, Goldman Sachs & Co. LLC, Barclays Capital Inc., DB and RBC Capital Markets LLC have each been retained by Buyer (or one of its affiliates) as financial advisor (each in such capacity, a “Financial Advisor”) in connection with the Acquisition. You acknowledge such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of each Financial Advisor, on the one hand, and such Commitment Party’s or its affiliates’ relationships with you as described and referred to herein, on the other. Each of the Commitment Parties hereto acknowledges (i) the retention of each Financial Advisor and (ii) that such relationship does not create any fiduciary duties or fiduciary responsibilities to such Commitment Party on the part of any Financial Advisor or its affiliates.

You acknowledge that the Commitment Parties and their respective affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you, the Investors, the Target and your and their respective subsidiaries and affiliates may have conflicting interests regarding the transactions described herein and otherwise. The Commitment Parties and their respective affiliates will not use confidential information obtained from you, the Target or any of your or their respective subsidiaries or affiliates by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you, the Target or any of your or their respective subsidiaries or affiliates in connection with the performance by them or their affiliates of services for other persons, and the Commitment Parties and their respective affiliates will not furnish any such information to other persons, except to the extent permitted below. You also acknowledge that the Commitment Parties and their respective affiliates do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Target or any of your or their respective subsidiaries or affiliates confidential information obtained by them from other persons.

As you know, the Commitment Parties and their respective affiliates may be full-service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related derivative securities) and financial instruments (including bank loans

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and other obligations) of you (and your affiliates), the Target (and its affiliates), the Target’s and your respective customers or competitors and other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. The Commitment Parties and their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you (and your affiliates), the Borrower, the Target (and its affiliates) or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities or other trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Target, you and the Borrower and your and their respective subsidiaries and affiliates and are under no obligation to disclose any conflicting interest to you, the Target and the Borrower and your and their respective subsidiaries and affiliates. You agree that each Commitment Party will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between such Commitment Party and its respective affiliates, on the one hand, and you, the Borrower and the Target, your and their respective equity holders or your and their respective subsidiaries and affiliates, on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and their respective affiliates, on the one hand, and you, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) are acting solely as principals and not as agents or fiduciaries of you, the Borrower, the Target, your and their respective management, equity holders, creditors, subsidiaries, affiliates or any other person, (iii) each Commitment Party and its applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you, the Target, the Borrower or your or their respective affiliates with respect to the financing transactions contemplated hereby, the exercise of the remedies with respect thereto or the process leading thereto (irrespective of whether such Commitment Party or any of its affiliates has advised or is currently advising you, the Borrower, or the Target or any of your or their respective affiliates on other matters) and no Commitment Party has any obligation to you, the Target, the Borrower or your or their respective affiliates with respect to the transactions contemplated hereby except the obligations expressly set forth in this Commitment Letter, the Fee Letter and the Coordination Agreement and (iv) the Commitment Parties and their respective affiliates have not provided any legal, accounting, regulatory or tax advice and you have consulted your own legal and financial advisors to the extent you deemed appropriate.

You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary, agency or similar duty to you or your affiliates, in connection with such transactions or the process leading thereto.

Furthermore, without limiting any provision set forth herein, you agree not to assert, to the fullest extent permitted by law, any claims you may have with respect to such transactions or the process leading thereto against us or our affiliates for alleged breach of fiduciary duty and agree that we and our affiliates shall have no liability (whether direct or indirect) to you in respect of such a fiduciary claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your equityholders, employees or creditors.

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9.	Confidentiality.

You agree that you will not disclose, directly or indirectly, the Fee Letter or the contents thereof or, prior to your acceptance hereof, this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto or the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity without the prior written approval of the Lead Arrangers (such approval not to be unreasonably withheld, delayed or conditioned), except (a) to the Investors and to any of your or the Investors’ affiliates and your and their respective officers, directors, employees, agents, attorneys, accountants, advisors, controlling persons and equity holders and to actual and potential co-investors who are informed of the confidential nature thereof, on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to an order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, rule or regulation, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter or the contents thereof) and the contents hereof to the Target, its subsidiaries and affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents (including the Term Sheets and other exhibits and attachments hereto) (but not the Fee Letter or the contents thereof) in any syndication or other marketing materials in connection with the Facilities (including the Information Materials) or in connection with any public or regulatory filing requirement relating to the Transactions, (iii) you may disclose the Term Sheets and other exhibits and attachments to the Commitment Letter, and the contents thereof, to potential Lenders, the issuer, the custodian and the transfer agent in connection with the Margin Loan Facility and to rating agencies in connection with obtaining public ratings for the Borrower and the Initial Term B Facility, (iv) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in marketing materials for the Facilities or in any public or regulatory filing requirement relating to the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation) and (v) if the fee amounts payable pursuant to the Fee Letter and the economic terms of the “Market Flex Provisions” in the Fee Letter, and such other portions as mutually agreed, have been redacted in a manner reasonably agreed by us (including the portions thereof addressing fees payable to the Commitment Parties and/or the Lenders), you may disclose the Fee Letter and the contents thereof to the Target, its subsidiaries and affiliates and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis.

Each Commitment Party and its affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Acquisition and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information; provided that nothing herein shall prevent such Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process based on the reasonable advice of counsel (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you

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promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction, or purporting to have jurisdiction, over such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any self-regulatory authority or governmental regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its Related Parties (as defined below) in violation of any confidentiality obligations owing to you, the Investors, the Borrower, the Target or any of your or their respective subsidiaries and affiliates, (d) to the extent that such information is or was received by such Commitment Party or any of its Related Parties from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Investors, the Target or any of your or their respective subsidiaries and affiliates, (e) to the extent that such information is independently developed by such Commitment Party or any of its Related Parties without the use of any confidential information, (f) to such Commitment Party’s affiliates and to its and their respective employees, officers, directors, legal counsel, independent auditors, rating agencies, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations and who have been advised of their obligation to keep information of this type confidential (with each such Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph) (the persons identified in this clause (f), collectively, the “Related Parties”), (g) to potential or prospective Lenders, hedge providers, participants or assignees, (h) to the extent you consent in writing to any specific disclosure or (i) to the extent such information was already in such Commitment Party’s possession prior to any duty or other understanding of confidentiality entered into in connection with the Transactions; provided that for purposes of clause (g) above, (i) the disclosure of any such information to any Lenders, hedge providers, participants or assignees or prospective Lenders, hedge providers, participants or assignees referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider, participant or assignee or prospective Lender, hedge provider, participant or assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information and (ii) no such disclosure shall be made by such Commitment Party to any person that is at such time a Disqualified Lender. In addition, each Commitment Party may disclose the existence of the Facilities and the information about the Facilities to market data collectors, similar services providers to the lending industry, and service providers to the Commitment Parties in connection with the administration and management of the Facilities. In the event that the Facilities are funded, the Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Facilities Documentation upon the initial funding thereunder to the extent that such provisions are binding on such Commitment Parties.

Subject to the immediately preceding sentence, the confidentiality provisions set forth in this Section 9 shall survive the termination of this Commitment Letter and expire and shall be of no further effect after the second anniversary of the Original Signing Date.

Notwithstanding anything to the contrary contained herein, the confidentiality provisions of the Original Commitment Letter and the First A&R Commitment Letter shall remain in full force and effect with respect to the Original Commitment Letter, the First A&R Commitment Letter and the Original Fee Letter (as defined in the Fee Letter) in accordance with the terms of the Original Commitment Letter and the First A&R Commitment Letter, as applicable.

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10.	Miscellaneous.

This Commitment Letter and the commitments hereunder shall not be assignable by any party hereto (other than (i) any assignment occurring as a matter of law pursuant to, or otherwise substantially simultaneously with, the Acquisition on the Closing Date, in each case to the Target, Merger Sub or the Borrower, (ii) by you to (a) Target, Merger Sub or the Borrower substantially simultaneously with the Acquisition on the Closing Date or (b) a U.S. domestically organized entity, in each case, so long as such entity is, or will be, controlled by you or the Investors after giving effect to the Transactions and shall (directly or indirectly through one or more wholly-owned subsidiaries) own the Target and the Borrower and agrees to be bound by the terms hereof and of the Fee Letter and the Coordination Agreement, (iii) subject to the second paragraph of Section 3, by the Initial Lenders in connection with the syndication of the Credit Facilities) without the prior written consent of each other party hereto (such consent not to be unreasonably withheld, conditioned or delayed) (and any attempted assignment without such consent shall be null and void) or (iv) by Goldman Sachs to Goldman Sachs Lending Partners LLC (“GSLP”) without the consent of any party hereto). This Commitment Letter and the commitments hereunder are intended to be solely for the benefit of the parties hereto (and Indemnified Persons and Arranger-Related Persons) and do not and are not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons and Arranger-Related Persons to the extent expressly set forth herein) and, for the avoidance of doubt, no Commitment Party may enter into any other agreements or arrangement to share any economics provided in the Commitment Letter or Fee Letter with any other parties (other than any agreement or arrangement with an affiliate of such Commitment Party as permitted hereunder or under the Fee Letter). Subject to the limitations set forth in Section 3 above, each Commitment Party reserves the right to employ the services of its respective affiliates or branches in providing services contemplated hereby and to allocate, in whole or in part, to their affiliates or branches certain fees payable to such Commitment Party in such manner as such Commitment Party and its respective affiliates or branches may agree in their sole discretion and, to the extent so employed, such affiliates and branches shall be entitled to the benefits and protections afforded to, and subject to the provisions governing the conduct of, such Commitment Party hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Commitment Parties and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart hereof. Electronic transmission shall be deemed to include any electronic symbol or process attached to, or associated with, any contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record (“Electronic Signatures”), deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Commitment Letter (including the exhibits hereto), together with the Fee Letter, the Coordination Agreement and any other letter agreement entered into with any of the Commitment Parties on or prior to the Original Signing Date, (i) are the only agreements that have been entered into among the parties hereto with respect to our commitments with respect to the Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER, OR RELATED TO, THIS COMMITMENT LETTER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided that, notwithstanding

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the foregoing, it is understood and agreed that (a) the interpretation of the definition of “Material Adverse Effect” (as defined in the Acquisition Agreement) (and whether or not a Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Acquisition Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliate) have the right (taking into account any applicable cure provisions) to terminate your obligations under the Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware as applied to the Acquisition Agreement, without regard to the principles of conflicts of law that would cause the application of law of any jurisdiction other than those of the State of Delaware.

Any Joint Bookrunner may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, in each case, after the Closing Date, in the form of “tombstone” or otherwise describing the name of the Borrower and the amount, type and closing date of the Transactions, all at the expense of such Joint Bookrunner.

Each of the parties hereto agrees that this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate in good faith the Facilities Documentation by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject solely to conditions precedent described in the first paragraph of Section 6 of this Commitment Letter.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE COORDINATION AGREEMENT OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York County in the State of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Coordination Agreement or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter, the Coordination Agreement or the transactions contemplated hereby or thereby in any New York State or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

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We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and the requirements of 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information may include their names, addresses, tax identification numbers and other information that will allow each of us and the Lenders to identify the Borrower, the Target, Holdings and the other Guarantors in accordance with the PATRIOT Act or the Beneficial Ownership Regulation, as applicable. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders. You hereby acknowledge and agree that the Lead Arrangers shall be permitted to share any and all such information with the Lenders.

The indemnification, compensation (if applicable), reimbursement (if applicable), syndication, jurisdiction, governing law, venue, waiver of jury trial and confidentiality provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (except as specifically set forth in the third through seventh paragraphs of Section 3 and the penultimate sentence of Section 4, and other than your obligations with respect to the confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the applicable Facilities Documentation (to the extent covered therein) upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to any of the Facilities (or any portion thereof) hereunder at any time subject to the provisions of the preceding sentence (any such commitment termination shall reduce the commitments of each Initial Lender on a pro rata basis based on their respective commitments to the relevant Facility as of the date hereof); provided, that (i) in the event that one or more of the asset sales disclosed to the Lead Arrangers prior to the Original Signing Date (the “Specified Asset Sales”) are consummated prior to the Closing Date, the commitments of the Initial Lenders in respect of the Initial Term A Facility shall be reduced in an amount equal to (a) the Net Proceeds (as such term is defined in the Existing Wildcat Credit Agreement) of such Specified Asset Sales less (b) to the extent that any or all of the Net Proceeds of the Target are prohibited or delayed beyond the Closing Date by any requirement of law or contract from being repatriated or distributed to the Target, an amount equal to the portion of such Net Proceeds so affected (it being understood that, after the Closing Date, the provisions in the Credit Facilities Documentation with respect to mandatory prepayments with the Net Proceeds of asset sales shall apply to such affected Net Proceeds) (with such reduction to be on a pro rata basis among the Initial Lenders) and (ii) any other reductions of the Initial Lenders’ commitments in respect of the Initial Term A Facility shall be on a pro rata or greater than pro rata basis with any reductions of commitments in respect of the Initial Term B Facility.

Section headings used herein are for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Commitment Parties (or their legal counsel on behalf of the Commitment Parties), executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on September 13, 2024. The Initial Lenders’ respective commitments and the obligations of the Commitment Parties hereunder will expire at such time in the event that the Commitment Parties (or their legal counsel) have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter at or prior to such time, we agree to hold our commitment to provide the Credit Facilities and our other undertakings in connection with the Facilities available for you until the earliest of (i) after execution and delivery of the Acquisition Agreement and prior to the consummation of the Transactions, the termination of the Acquisition Agreement by you in a signed writing in accordance with its terms, (ii) the consummation of the Acquisition without the funding of the Credit Facilities and (iii) 11:59 p.m., New

17

York City time on the date that is five business days after the Outside Date (as defined in the Acquisition Agreement as in effect as of the Original Signing Date, but without giving effect to any extensions pursuant thereto) (such earliest time, the “Expiration Date”). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Commitment Parties to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their sole discretion, agree to an extension in writing. The termination of any commitment pursuant to this paragraph will not prejudice your rights and remedies in respect of any breach or repudiation of this Commitment Letter.

[Remainder of this page intentionally left blank]

18

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

JPMORGAN CHASE BANK, N.A.

By:	/s/ Inderjeet Aneja
Name: Inderjeet Aneja
Title: Executive Director

[Signature Page to Project Wildcat Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Mara MacDonald
Name: Mara MacDonald
Title: Executive Director

[Signature Page to Project Wildcat Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Scott Tolchin
Name: Scott Tolchin
Title: Managing Director

BOFA SECURITIES, INC.

By:	/s/ Scott Tolchin
Name: Scott Tolchin
Title: Managing Director

[Signature Page to Project Wildcat Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

GOLDMAN SACHS BANK USA

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[Signature Page to Project Wildcat Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ Jeremy Hazan
Name: Jeremy Hazan
Title: Managing Director

[Signature Page to Project Wildcat Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Celine Catherin
Name: Celine Catherin
Title: Managing Director

By:	/s/ Manfred Affenzeller
Name: Manfred Affenzeller
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Celine Catherin
Name: Celine Catherin
Title: Managing Director

By:	/s/ Manfred Affenzeller
Name: Manfred Affenzeller
Title: Managing Director

[Signature Page to Project Wildcat Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

ROYAL BANK OF CANADA

By:	/s/ Charles D. Smith
Name: Charles D. Smith
Title: Co-Head, U.S. Leveraged Finance

[Signature Page to Project Wildcat Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Nicholas Grocholski
Name: Nicholas Grocholski
Title: Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Marc Birenbaum
Name: Marc Birenbaum
Title: Managing Director

[Signature Page to Project Wildcat Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Bechar Hamdan
Name: Bechar Hamdan
Title: Director

[Signature Page to Project Wildcat Commitment Letter]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ David Barth
Name: David Barth
Title: Managing Director

HSBC SECURITIES (USA) INC.

By:	/s/ David Barth
Name: David Barth
Title: Managing Director

[Signature Page to Project Wildcat Commitment Letter]

Accepted and agreed to as of

the date first above written:

WILDCAT EGH HOLDCO, L.P.

By: SLP WILDCAT AGGREGATOR GP, L.L.C., its general partner

By: SILVER LAKE TECHNOLOGY ASSOCIATES VII, L.P., its managing member

By: SLTA VII (GP), L.L.C., its general partner

By: SILVER LAKE GROUP, L.L.C., its managing member

By:	/s/ Egon Durban
Name:	Egon Durban
Title:	Co-CEO

[Signature Page to Project Wildcat Commitment Letter]

EXHIBIT A

Project Wildcat

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Wildcat EGH Holdco, L.P., a limited partnership organized under the laws of the State of Delaware (“Buyer” or “Holdco Parent”) and Wildcat OpCo Holdco, L.P., a limited partnership organized under the laws of the State of Delaware (“OpCo Parent”), were formed at the direction of Silver Lake Partners and its affiliates (collectively, with the funds partnerships, co-investment entities and other investment vehicles managed, advised or controlled thereby or by one or more directors thereof or under common control therewith, “Silver Lake”) and the Preferred Investors (as defined below) (together with Silver Lake, the “Sponsors”). Pursuant to an Agreement and Plan of Merger, dated as of the Original Signing Date (together with all exhibits, schedules and other disclosure letters thereto, collectively, as amended, the “Acquisition Agreement”), by and among Holdco Parent, OpCo Parent, Wildcat PubCo Merger Sub, Inc., a corporation organized under the laws of the State of Delaware and wholly-owned subsidiary of Holdco Parent (“Company Merger Sub”), Wildcat OpCo Merger Sub, L.L.C., a limited liability company organized under the laws of the State of Delaware and wholly-owned subsidiary of OpCo Parent (“OpCo Merger Sub” and, together with Company Merger Sub, the “Merger Subs” and each, a “Merger Sub” and the Merger Subs, together with Holdco Parent and OpCo Parent, the “Buyer Entities”), a company previously identified to us and code-named “Wildcat” (the “Company” or the “Target”), and a subsidiary of the Company (the “OpCo” and, together with the Company, the “Company Entities” and each, a “Company Entity”), (i) Company Merger Sub will merge with and into the Target (the “Company Merger”), with the Target being the surviving entity of the Company Merger and (ii) OpCo Merger Sub will merge with and into the OpCo (the “OpCo Merger” and, together with the Company Merger, the “Mergers”), with the OpCo being the surviving entity of the OpCo Merger, whereby (A) Holdco Parent will acquire, directly or indirectly, the equity interests of the Company from the equity holders thereof (collectively, the “ Company Sellers”) and, indirectly, the equity interests of OpCo owned by the Company and (B) OpCo Parent will acquire certain equity interests of the OpCo from the equity holders thereof (collectively, the “OpCo Sellers” and, together with the Company Sellers, the “Sellers”). Other than certain Sellers who may be given the opportunity to retain, rollover or reinvest capital stock, restricted stock units, profits interests and/or options into the Company and/or OpCo (including certain members of the management of the Company and its subsidiaries) (the “Rollover Investors”), the Sellers will receive cash (the “Acquisition Consideration”) in exchange for their capital stock, restricted stock units, profits interests and/or options in the Company Entities. Immediately after giving effect to the Mergers and the other Transactions, the Company will be a wholly-owned direct subsidiary of Holdco Parent and OpCo will be owned, collectively, directly or indirectly, by the Rollover Investors, Holdco Parent and OpCo Parent.

In connection with the foregoing, it is intended that:

a)

A newly formed corporation, limited liability company or limited partnership and indirect parent of Holdings established by Silver Lake will issue to the initial purchasers (the “Preferred Investors”) under that certain preferred equity commitment letter dated as of the Original Signing Date (the “Preferred Equity Commitment Letter”) newly issued shares of a class of preferred equity with an initial stated value of $1,000 per share (such shares the “Preferred Equity”) and in an aggregate initial stated value of up to $500 million (the “Preferred Equity Issuance”).

b)

The Sponsors and certain other investors (including certain Rollover Investors) arranged by and/or designated by the Sponsors (collectively with the Sponsors, the “Investors”) will directly or indirectly make cash equity contributions to the Buyer Entities (provided that any such contribution to Merger Sub in a form other than common equity shall be reasonably satisfactory to the Required Lead Arrangers and, provided, further that the Required Lead Arrangers confirm the terms of the Preferred Equity are satisfactory) (the foregoing cash equity contributions to the Buyer Entities (which, for the avoidance of doubt, shall include any Preferred Equity Issuance), collectively, the “Equity Contribution”), in an aggregate amount equal to, when combined with the fair market value of any capital stock or other equity interests of any of the Rollover Investors rolled over or invested in connection with the Transactions (as defined below) and the proceeds of any Preferred Equity Issuance, at least 35% of the sum of (1) the aggregate gross proceeds of the Facilities borrowed on the Closing Date, excluding the aggregate gross proceeds of (A) any Loans (as defined in Exhibit B to the Commitment Letter) to fund original issue discount and/or upfront fees in connection with the exercise of the “Market Flex Provisions” under the Fee Letter and (B) any Revolving Loans (as defined in Exhibit B to the Commitment Letter) to fund any working capital needs on the Closing Date and (2) the equity capitalization of the Borrower (as defined in Exhibit B to the Commitment Letter) and its subsidiaries on the Closing Date after giving effect to all of the Transactions (the “Minimum Equity Contribution”); provided that, if applicable, to the extent any stockholder or other equity holder of the Target has exercised appraisal rights in connection with the Transactions, then on the Closing Date the Investors may elect to issue one or more equity commitment letters and/or arrange for one or more letters of credit to be issued on their behalf in an aggregate amount not less than the amount of consideration that would otherwise be paid under the Acquisition Agreement in respect of the shares or other equity interests subject to such appraisal rights (the “Appraisal Shares”) and, for purposes of this Commitment Letter, an aggregate amount of such equity commitment letters and/or letters of credit up to, but not in excess of, the amount of consideration that would otherwise be paid under the Acquisition Agreement in respect of the Appraisal Shares shall be included in the amount and percentage of the Equity Contribution from and after the Closing Date as if such amount was funded in cash (with it being understood that, on or prior to the date of the final resolution of all such appraisal rights, the lesser of (a) the amount necessary to satisfy such appraisal rights in full and (b) an amount equal to the full amount committed under such equity commitment letters and/or the face value of any such letters of credit shall be funded, directly or indirectly, in cash to the Borrower in the form of common equity, or other equity on terms reasonably acceptable to the Required Lead Arrangers); provided, further that, the Sponsors will control a majority of the voting equity of Holdings as of the Closing Date.

c)

The Borrower will obtain (i) up to $4,250 million under a senior secured term loan A facility described in Exhibit B to the Commitment Letter (the “Initial Term A Facility”), (ii) up to $2,750 million under a senior secured term loan B facility described in Exhibit B to the Commitment Letter (the “Initial Term B Facility”), (iii) up to $250 million under a senior secured revolving credit facility described in Exhibit B to the Commitment Letter (the “Revolving Facility”) and (iv) up to $1,325 million under a senior secured 364-day term loan facility described in Exhibit B to the Commitment Letter (the “Margin Bridge Facility” and, collectively with the Initial Term A Facility and the Initial Term B Facility, the “Initial Term Facilities”; the Initial Term Facilities and the Revolving Facility, collectively, the “Credit Facilities”), which such Margin Bridge Facility shall be reduced by the aggregate principal amount of any loans funded under the Margin Loan Facility on the Closing Date.

d)

The Margin Loan Borrower will seek to obtain up to $1,500 million under a margin loan facility described in Exhibit C to the Commitment Letter (the “Margin Loan Facility” and, together with the Credit Facilities, the “Facilities”).

e)

All principal, accrued, but unpaid interest, fees and other amounts (other than contingent obligations not then due and payable) outstanding on the Closing Date under the First Lien Credit Agreement, dated as of May 6, 2014 (as amended and restated by Amendment No. 5, dated as of May 18, 2018, and as further amended, supplemented or otherwise modified from time to time, the “Existing Wildcat Credit Agreement” and, together with the Existing Tiger Credit Agreement, the “Existing Credit Agreements”), by and among the WME IMG Holdings, LLC, William Morris Endeavor Entertainment, LLC, as borrower, IMG Worldwide Holdings, LLC, as co-borrower, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto shall be repaid in full in connection with, and substantially concurrently with the closing of, the Transactions, and all commitments to lend and guarantees and security in connection therewith shall have been terminated and/or released or customary arrangements for such termination and/or release have been agreed upon with the administrative agent (the “Refinancing”).

f)

The proceeds of the Equity Contribution (including any Preferred Equity Issuance), the Facilities and/or a portion of the cash on hand at the Target and its subsidiaries on the Closing Date will be applied to pay (i) the Acquisition Consideration, (ii) for the Refinancing and (iii) the fees and expenses incurred in connection with the Transactions (such fees and expenses, the “Transaction Costs”, and the amounts set forth in clauses (i) through (iii) above, collectively, the “Acquisition Funds”).

The transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions.”

EXHIBIT B

Project Wildcat

Credit Facilities

Summary of Principal Terms and Conditions2

Borrower:	A newly formed limited liability company organized under the laws of the United States or any state thereof and an indirect subsidiary of the Target.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:	JPM will act as sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent”) for a syndicate of banks, financial institutions and other institutional lenders and investors reasonably acceptable to the Lead Arrangers and the Borrower, excluding any Disqualified Lender (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers and Joint Bookrunners:	Each of JPM, MSSF, BofA Securities, Goldman Sachs, Barclays, DB, RBCCM, Wells Fargo Securities, Citi and HSBC Securities will act as a lead arranger (each in such capacity, a “Lead Arranger” and, together, the “Lead Arrangers”), and each of JPM, MSSF, BofA Securities, Goldman Sachs, Barclays, DB, RBCCM, Wells Fargo Securities, Citi and HSBC Securities will act as a bookrunner (each in such capacity, a “Joint Bookrunner” and, together, the “Joint Bookrunners”), in each case for the Credit Facilities, and each will perform the duties customarily associated with such roles.

Other Agents:	The Borrower may designate Lead Arrangers or their affiliates to act as syndication agent, documentation agent or co-documentation agent as provided in the Commitment Letter.

Credit Facilities:	(A) A senior secured seven-year term loan B facility (the “Initial Term B Facility” and together with any Incremental Term Facility (as defined below) that is a term loan B facility, each a “Term B Facility”) in an aggregate principal amount of up to $2,750 million plus, at the Borrower’s election, an amount sufficient to fund any original issue discount or upfront fees required to be funded in connection with the “Market Flex Provisions” in the Fee Letter. The loans under the Initial Term B Facility are referred to as the “Initial Term B Loans” and the loans under any Term B Facility are referred to as the “Term B Loans”. The Lenders holding Term B Loans are referred to as the “Term B Lenders.”

(B) A senior secured three-year term loan A facility (the “Initial Term A Facility” and, together with any Incremental Term Facility that is a term loan A facility, each a “Term A Facility”) in an aggregate principal amount of up to $4,250 million. The loans under the Initial Term A Facility are referred to as the “Initial Term A Loans”; the loans under any Term A Facility are referred to as the “Term A Loans”. The Lenders holding Term A Loans are referred to as the “Term A Lenders.”

[2]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibits A, C and D thereto.

(C) A senior secured five-year revolving facility (the “Revolving Facility”) in an aggregate principal amount of up to $250 million. The loans under the Revolving Facility are referred to as the “Revolving Loans” and, together with the Term Loans, the “Loans”, and the commitments under the Revolving Facility are referred to as the “Revolving Commitments.” The Lenders with Revolving Commitments are referred to as the “Revolving Lenders.”

(D) A senior secured 364-day term loan facility (the “Margin Bridge Facility” and, collectively with the Initial Term A Facility and the Initial Term B Facility, the “Initial Term Facilities”; the Initial Term Facilities, together with any Incremental Term Facility, the “Term Facilities”) in an aggregate principal amount of up to (i) $1,325 million minus (ii) the aggregate principal amount of any Margin Loans funded on the Closing Date. The loans under the Margin Bridge Facility are referred to as the “Margin Bridge Loans”, and, collectively with the Initial Term A Loans, the Initial Term B Loans and any Incremental Term Loans, the “Term Loans.” The Lenders holding Margin Bridge Loans are referred to as the “Margin Bridge Lenders” and, collectively with the Term B Lenders and the Term A Lenders, the “Term Lenders”; the Term Lenders, together with the Revolving Lenders, the “Lenders”.

Incremental Facilities:	The Credit Facilities Documentation will permit the Borrower or any Subsidiary Guarantor (as defined below) to add one or more incremental term loan facilities under the Credit Facilities Documentation or to increase any existing term loan facility (each, an “Incremental Term Facility” and the loans under any Incremental Term Facility, the “Incremental Term Loans”) and/or increase any of the Revolving Commitments (any such increase, an “Incremental Revolving Increase”) and/or add one or more incremental revolving credit facility tranches (each, an “Incremental Revolving Facility”; the Incremental Term Facilities, the Incremental Revolving Increases and the Incremental Revolving Facilities (and, in each case, the commitments in respect thereof) are collectively referred to as “Incremental Facilities”) in an aggregate amount not to exceed the sum of (A) (x) the greater of (1) $1,180 million and (2) 100% of Consolidated EBITDA (to be defined as provided under “Financial Definitions” below) for the last four fiscal quarters of the Borrower for which financial statements are available (such greater amount, the “Incremental Starter Amount”) less (y) the aggregate amount of any Incremental Equivalent Debt (as defined below) incurred in reliance on the equivalent threshold as set forth in this clause (A) plus (B) all voluntary prepayments of the Term Facilities (other than the Margin Bridge Facility) (including all repayments or purchases made at a discount to par (in an amount equal to the principal amount of such repayment)) and voluntary prepayments of Revolving Loans to the extent accompanied by a permanent reduction of the Revolving Commitments thereunder, in each case, made prior to such date of incurrence and not funded with the proceeds of long-term debt plus (C) an amount equal to the amount of indebtedness that is permitted to be incurred in reliance on the General Debt Basket (as defined below) (this clause (C), the “General Debt Basket Incremental Component”) plus (D) an additional amount such that, after giving effect to the incurrence of any such Incremental Facility pursuant to this clause (D) (which shall assume that all such indebtedness was secured on a first lien basis, whether or not so secured, and which shall be deemed to include the full amount of any Incremental Revolving Increase or Incremental Revolving Facility assuming that the full amount of such increase or Incremental Revolving Facility, as applicable, had been drawn, and after giving effect to any acquisition consummated concurrently therewith and any other acquisition, disposition, debt incurrence, debt retirement and other appropriate pro forma adjustment events, including any debt incurrence (but without giving effect to any amount incurred simultaneously under either (1) clause (A), (B) or (C) above or (2) the Revolving Facility) or retirement subsequent to the end of the applicable test period and on or prior to the date of such incurrence, all to be further defined in the Credit Facilities Documentation), the Borrower would be in compliance, on a pro forma basis (and without netting any cash proceeds of such incurrence), with a First Lien Leverage Ratio (to be defined as provided under “Financial Definitions” below) (recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available) equal to or less than either (x) (A) until the aggregate expected net proceeds (as determined in good faith by the Borrower) of all non-ordinary course asset sales publicly announced following the Original Signing Date exceeds $2,000 million (the “Asset Sale Threshold”), 4.25:1.00 and (B) thereafter, 4.75:1.00 or (y) the First Lien Leverage Ratio immediately prior to the incurrence of such Incremental Facility (the “Incremental No Worse Prong”) (this clause (D), the “Leverage Based Incremental Amount”); provided that:

(i) no event of default (except in connection with permitted acquisitions or other investments, where no payment or bankruptcy event of default will be the standard) under the Credit Facilities Documentation has occurred and is continuing or would exist after giving effect thereto;

(ii)  the maturity date of any such Incremental Term Facility (x) prior to the date on which the Initial Term A Facility has been repaid in full and except with respect to any customary bridge facilities, shall be no earlier than the maturity date of the Initial Term A Facility and the weighted average life of any such Incremental Term Facility shall not be shorter than the then remaining weighted average life of the Initial Term A Facility and (y) shall be no earlier than the latest maturity date of the Initial Term B Facility and the weighted average life of any such Incremental Term Facility shall not be shorter than the remaining weighted average life of the Initial Term B Facility, and the maturity date of any such Incremental Revolving Facility shall be no earlier than the maturity date of the Initial Revolving Facility; provided that, at the option of the Borrower, this clause (ii)(y) shall not apply to (A) Incremental Facilities in an aggregate outstanding principal amount of up to the greater of (x) $1,180 million and (y) 100% of Consolidated EBITDA for the last four fiscal quarters of the Borrower for which financial statements are available of Incremental Facilities (the “Incremental Maturity Carveout”), (B) customary bridge facilities or (C) Incremental Term Facilities incurred in connection with an investment or acquisition;

(iii)  the currency, pricing, interest rate margins, discounts, premiums, rate floors and fees and (subject to clause (ii) above) maturity and amortization schedule applicable to any Incremental Term Facility or Incremental Revolving Facility shall be determined by the Borrower and the lenders thereunder; provided that only during the period commencing on the Closing Date and ending on the date that is six months after the Closing Date (the “MFN Sunset Date”) and only with respect to any Incremental Term Facilities in the form of broadly syndicated U.S. dollar-denominated term B loans that are incurred pursuant to clause (A) and/or (B) above (other than Incremental Term Loans incurred in reliance on any portion of clause (B) thereof that is attributable to permanent commitment reductions of revolving credit facilities) that are secured by liens on the Collateral ranking equal in priority with the liens on the Collateral securing the Secured Obligations and mature on or prior to the maturity date of the Initial Term B Facility, and except (1) with respect to Incremental Term Facilities incurred in connection with an investment or an acquisition (the “MFN Acquisition/Investment Carveout”) and (2) with respect to Incremental Term Facilities incurred pursuant to clause (A) and/or (B) above in an aggregate principal amount of up to the greater of (x) $1,180 million and (y) 100% of Consolidated EBITDA for the last four fiscal quarters of the Borrower for which financial statements are available (the “MFN Amount Carveout”), in the event that the interest rate margins for any such Incremental Term Facility are higher than the interest rate margins for the Initial Term B Facility by more than 100 basis points (the “MFN Cushion”), then the interest rate margins for the Initial Term B Facility shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Incremental Term Facility minus 100 basis points; provided, further, that, in determining the interest rate margins applicable to any Incremental Term Facility and the Initial Term B Facility (A) OID or upfront fees (which shall be deemed to constitute like amounts of OID) or other fees payable by the Borrower to the Lenders under the Initial Term B Facility or any Incremental Term Facility in the initial primary syndication thereof, if any, shall be included (with OID or upfront fees being equated to interest based on assumed four-year life to maturity), (B) arrangement, structuring, ticking, commitment, amendment, unused line or underwriting fees or other similar fees payable in connection with the Initial Term B Facility or such Incremental Term Loans, as applicable, consent fees for an amendment (in each case regardless of whether such fees are paid to or shared in whole or in part with any lender) and such other fees not paid to all relevant lenders generally with respect to such indebtedness shall be excluded, (C) the applicable interest rate margins shall be deemed to include any credit spread or similar adjustment applicable to a one-month Term SOFR borrowing and (D) (1) to the extent that Term SOFR for a three-month interest period on the closing date of any such Incremental Term Facility is less than the Term SOFR floor for the Initial Term B Facility, the amount of such difference shall be deemed added to the interest margin for the Initial Term B Facility, solely for the purpose of determining whether an increase in the interest rate margins for the Initial Term B Facility shall be required and (2) with respect to any Incremental Term Facility, to the extent that Term SOFR applicable to such Incremental Term Facility for a three-month interest period on the closing date of any such Incremental Term Facility is less than the interest rate floor, if any, applicable to any such Incremental Term Facility, the amount of such difference shall be deemed added to the interest rate margins for the loans under the Incremental Term Facility solely for the purpose of determining whether an increase in the interest rate margins for the Initial Term B Facility shall be required (collectively, the “MFN Protection”);

(iv) any Incremental Term Facility or any Incremental Revolving Facility shall be on terms and pursuant to documentation to be determined; provided that, to the extent such terms and documentation are not consistent with the Initial Term Facilities or Initial Revolving Facility, as the case may be (except to the extent permitted by clause (ii) or (iii) above), they shall be reasonably satisfactory to the Administrative Agent (it being understood that, to the extent that any financial maintenance or other covenant is added for the benefit of any (A)

Incremental Term Facility, no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such financial maintenance or other covenant is (1) also added for the benefit of any existing Facility or (2) only applicable after the latest maturity of any existing Facility); or (B) any Incremental Revolving Facility, no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such financial maintenance or other covenant is (1) also added for the benefit of the Initial Revolving Facility or (2) only applicable after the latest maturity of any existing Facility); and

(v)   (a) any Incremental Facility that is secured shall only be secured by the Collateral and (b) no Incremental Facility shall be guaranteed by entities other than the Guarantors or the Borrower.

The Borrower or the applicable Subsidiary Guarantor may (but is not obligated to) seek commitments in respect of the Incremental Facilities from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and from additional banks, financial institutions and other institutional lenders or investors who will become Lenders in connection therewith (“Additional Lenders”); provided that (i) the Administrative Agent shall have consent rights (not to be unreasonably withheld) with respect to such Additional Lender, if such consent would be required under the heading “Assignments and Participations” for an assignment of loans or commitments, as applicable, to such Additional Lender, (ii) solely with respect to any Incremental Revolving Increase, the Issuing Banks (as defined in the Credit Facilities Precedent Documentation) shall have consent rights (not to be unreasonably withheld) with respect to such Additional Lender, if such consent would be required under the heading “Assignments and Participations” for an assignment of revolving loans or commitments, as applicable, to such Additional Lender and (iii) the restrictions applicable to Affiliated Lenders (to be defined in accordance with the Documentation Considerations) under “Assignments and Participations” shall apply to commitments in respect of Incremental Facilities.

Refinancing Facilities:	The Credit Facilities Documentation will permit the Borrower or any Guarantor to refinance loans or commitments (including by extending the maturity) under the Facilities or loans or commitments under any Incremental Facility on terms and conditions substantially consistent with the Credit Facilities Precedent Documentation (as defined below) after giving effect to Documentation Considerations (the “Refinancing Indebtedness”).

Purpose:

(A)  The proceeds of borrowings under the Initial Term Facilities will be used by the Borrower and its subsidiaries, together with the proceeds from borrowings under the Revolving Facility, the proceeds from the Margin Loan Facility and cash on hand at the Target and its subsidiaries, to pay the Acquisition Funds (including, at the Borrower’s election, to fund original issue discount (“OID”) or upfront fees required pursuant to the “Market Flex Provisions” in the Fee Letter) to the extent otherwise permitted above and may be used after the Closing Date for working capital or other general corporate purposes and any other use not prohibited by the Credit Facilities Documentation.

(B)  The letters of credit and proceeds of Revolving Loans (except as set forth below) may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions and other permitted investments and permitted dividends and other distributions on account of the capital stock of the Borrower (or any direct or indirect parent company thereof) and any other use not prohibited by the Credit Facilities Documentation, and, subject to the limitations set forth under “Availability” below, to finance a portion of the Acquisition Funds.

(C)  The proceeds of any Incremental Facility may be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions, other permitted investments and dividends and other permitted distributions on account of the capital stock of the Borrower (or any direct or indirect parent company thereof) and any other use not prohibited by the Credit Facilities Documentation.

Availability:

The Initial Term Facilities will be available in a single drawing on the Closing Date. Amounts borrowed under the Initial Term Facilities that are repaid or prepaid may not be reborrowed.

The Revolving Facility will be available on (subject to the limitations set forth in the next two succeeding sentences) and after the Closing Date and at any time prior to the final maturity of the Revolving Facility. The Revolving Facility (exclusive of letter of credit usage) will be made available on the Closing Date in an amount sufficient to fund (i) any OID or upfront fees required to be funded on the Closing Date pursuant to the “Market Flex Provisions” in the Fee Letter, plus (ii) any ordinary course working capital requirements of the Borrower and its subsidiaries on the Closing Date, plus (iii) refinance any outstanding amounts under the revolving facility under the Existing Wildcat Credit Agreement, plus (iv) Acquisition Funds in an aggregate amount, in the case of this clause (iv), not to exceed $75 million. Additionally, letters of credit issued under facilities and other credit support no longer available to the Target or its subsidiaries as of the Closing Date may be “rolled over” on the Closing Date and/or new letters of credit may be issued on the Closing Date in order to, among other things, backstop or replace any such credit support outstanding on the Closing Date under such facilities. Otherwise, letters of credit and Revolving Loans will be available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed. The Revolving Facility shall permit drawings of ABR loans (as defined in Annex I) on same day notice if received by the Administrative Agent prior to 12:00 p.m. New York time.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	During the continuance of a payment or bankruptcy event of default, with respect to overdue principal, at the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), at the interest rate applicable to ABR loans plus 2.00% per annum, which, in each case, shall be payable on demand.

Letters of Credit:	An aggregate amount not to exceed an amount to be agreed of the Revolving Facility will be available to the Borrower for the purpose of issuing letters of credit on terms and conditions consistent with those set forth in the Credit Facilities Precedent Documentation; provided that MSSF shall not be required to issue any letter of credit that is not a standby letter of credit.

Final Maturity and Amortization:

The Initial Term B Facility will mature on the date that is seven years after the Closing Date and will amortize in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Initial Term B Facility, commencing with the second full fiscal quarter after the Closing Date, with the balance payable on the maturity date thereof.

The Initial Term A Facility will mature on the date that is three years after the Closing Date and will amortize in equal quarterly installments in aggregate annual amounts equal to 2.50% of the original principal amount of the Initial Term A Facility, commencing with the second full fiscal quarter after the Closing Date, with the balance payable on the maturity date thereof.

The Margin Bridge Facility will mature on the date that is 364 days after the Closing Date. The Margin Bridge Facility will have no required amortization.

The Revolving Facility will mature, and the Revolving Commitments will terminate, on the date that is five years after the Closing Date.

The Credit Facilities Documentation shall contain customary “amend and extend” provisions pursuant to which individual Lenders may agree to extend the maturity date of their outstanding Initial Term Loans, loans under any Incremental Facility or Revolving Commitments (which may include, among other things, an increase in the interest rate payable in respect of such extended Term Loans, loans under any Incremental Facility or Revolving Commitments, with such extensions not subject to any “default stoppers”, financial tests or “most favored nation” pricing provisions) upon the request of the Borrower and without the consent of any other Lender (it is understood that (i) no existing Lender will have any obligation to commit to any such extension and (ii) each Lender under the class being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such class).

Guarantees:	All obligations of the Borrower (the “Credit Facilities Obligations”) under the Credit Facilities and, at the election of the Borrower, all obligations of Holdings (as defined below) or any restricted subsidiary of Holdings under any interest rate protection, foreign exchange or other swap or hedging arrangements (other than any obligation of any Guarantor to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act (a “Swap”), if, and to the extent that, all or a portion of the guarantee by such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (collectively, “Excluded Swap Obligations”)) and cash management arrangements, in each case entered into with a Lender, Lead Arranger, Joint Bookrunner, the Administrative Agent, any affiliate of a Lender, Lead Arranger, Joint Bookrunner or the Credit Facilities Administrative Agent or, upon notice to the Administrative Agent, any other person (“Hedging/Cash Management Arrangements”) will be unconditionally and irrevocably guaranteed jointly and severally on a senior basis (the “Guarantees”) by each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. restricted subsidiary of the Borrower (the “Subsidiary Guarantors”) and by the direct parent company of the Borrower (“Holdings” and, together with the Subsidiary Guarantors, the “Guarantors”); provided that Subsidiary Guarantors shall not include (a) unrestricted subsidiaries, (b) immaterial or other excluded subsidiaries (to be defined in a mutually acceptable manner), (c) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation existing on the Closing Date or on the date any such subsidiary is acquired (so long as in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition), in each case from guaranteeing the Credit Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee, or for which the provision of a Guarantee would result in a material adverse tax consequence (including as a result of the operation of Section 956 of the Internal Revenue Code of 1986, as amended (the “IRS Code”) or any similar law or regulation in any applicable jurisdiction) to Holdings or one of its subsidiaries (as reasonably determined by the Borrower in consultation with the Administrative Agent), (d) any direct or indirect U.S. subsidiary of a non-U.S. subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the IRS Code (a “CFC”) and any direct or indirect subsidiary of the Borrower that has no material assets other than equity and/or indebtedness of one or more CFCs (any such entity, a “FSHCO”) and (e) any not-for-profit subsidiaries, captive insurance companies, receivables subsidiaries or other special purpose subsidiaries (including, for the avoidance of doubt, the Margin Loan Borrower and any other obligor in respect of the Margin Loan Facility). Neither the Target nor any of its subsidiaries will be Guarantors prior to the consummation of the Acquisition and the initial funding of the Credit Facilities on the Closing Date.

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Administrative Agent and the Borrower reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:	Subject to the limitations set forth below in this section and subject to the Limited Conditionality Provisions, the Credit Facilities Obligations, the Hedging/Cash Management Arrangements and the Guarantees in respect of the Credit Facilities Obligations (collectively, the “Credit Facilities Secured Obligations”) will be secured on a first priority basis by: (a) a perfected first-priority pledge of 100% of the equity interests of the Borrower and the Margin Loan Borrower and 100% of the equity interests of each direct, wholly-owned material restricted subsidiary of the Borrower and of each Subsidiary Guarantor (which pledge, in the case of capital stock of any non-U.S. subsidiary or any FSHCO, shall be limited to 65% of any voting capital stock and 100% of the non-voting capital stock of such first-tier material non-U.S. subsidiary or FSHCO) and (b) perfected first priority security interests in substantially all tangible and intangible personal property of the Borrower and each Subsidiary Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles (including contract rights), investment property, U.S. intellectual property, intercompany notes, instruments, chattel paper and documents, letter of credit rights, commercial tort claims and proceeds of the foregoing) (the items described in clauses (a) and (b) above, but excluding the Excluded Assets (as defined in the Credit Facilities Precedent Documentation; provided that such definition shall be modified to expressly include as Excluded Assets all equity interests in TKO Operating Company LLC and

TKO Group Holdings, Inc. (collectively the “Tiger Equity Interests”)), collectively, the “Collateral”). The pledges of and security interests in the Collateral granted by the Borrower and each Guarantor shall secure its own respective Credit Facilities Secured Obligations. For the avoidance of doubt, margin stock shall be an Excluded Asset.

All the above-described pledges and security interests shall be created on terms substantially similar to those set forth in the Credit Facilities Precedent Documentation, after giving effect to the Documentation Considerations; and none of the Collateral shall be subject to other pledges or security interests, other than with respect to certain customary permitted encumbrances and other exceptions and baskets to be set forth in the Credit Facilities Documentation, substantially similar to the exceptions and baskets set forth in the Credit Facilities Precedent Documentation, after giving effect to the Documentation Considerations.

Mandatory Prepayments:	Loans under the Credit Facilities and, to the extent required thereunder, under any Incremental Term Facility shall be prepaid with:

(A)  solely with respect to the Initial Term B Facility, commencing with the first full fiscal year of the Borrower to occur after the Closing Date, an amount equal to 50% of Excess Cash Flow (as defined in the Credit Facilities Precedent Documentation and as further reduced on a dollar-for-dollar basis in a manner consistent with the Credit Facilities Precedent Documentation) (the “ECF Prepayment Amount”), with step-downs to 25% and 0% based upon the achievement and maintenance of First Lien Leverage Ratios equal to or less than 4.00:1.00 and 3.50:1.00, respectively; provided that any such dollar-for-dollar reductions that have not been applied to reduce the ECF Prepayment Amount in any fiscal year may be carried over to subsequent fiscal years and applied to reduce the ECF Prepayment Amount in respect of such subsequent fiscal years until such time as such amounts have been used to reduce any such ECF Prepayment Amount; provided, further, that prepayments shall only be required under this clause if the ECF Prepayment Amount in any fiscal year is greater than the greater of (1) $200 million and (2) 15% of Consolidated EBITDA for the last four fiscal quarters of the Borrower for which financial statements are available (and only amounts in excess of such amount shall be required to be prepaid) (the “ECF Sweep Threshold”);

(B)  solely with respect to the Initial Term A Facility, an amount equal to 100% of the net cash proceeds of any non-ordinary course asset sales; provided that prepayments shall only be required for individual asset sales in excess of $25 million; provided, further, that the aggregate amount of non-ordinary course asset sales excluded from the prepayment requirements pursuant to the foregoing shall not exceed $100 million;

(C)  on and after the date on which the Initial Term A Facility has been repaid in full, with respect to the Initial Term B Facility, an amount equal to 100% (with step-downs to 50% and 0% based upon the achievement and maintenance of First Lien Leverage Ratios equal to or less than 4.00:1.00 and 3.50:1.00, respectively (the “Asset Sale Step-downs”) of the net cash proceeds (which shall be calculated in a manner consistent with the Credit Facilities Precedent Documentation) of non-ordinary course sales or other dispositions of assets constituting Collateral by the Borrower and its restricted subsidiaries after the Closing Date (including insurance and condemnation proceeds and sale leaseback proceeds) in excess of an amount to be agreed made pursuant to clause (b) under the heading “Permitted Asset Sales” below and otherwise consistent with such provisions in the Credit Facilities Precedent Documentation; in the case of asset sales or dispositions pursuant to clause (b)(x) in “Permitted Asset Sales” below, subject to the rights of the Borrower and its restricted subsidiaries to reinvest 100% of such proceeds, if such proceeds are reinvested (or committed to be reinvested) within 540 days of the receipt of such net cash proceeds and, if so committed to reinvestment, reinvested no later than 180 days after the end of such 540-day period and other exceptions to be set forth in the Credit Facilities Documentation; provided that the Borrower may elect to deem expenditures that otherwise would be permissible reinvestments that occur up to 180 days prior to receipt of the proceeds of an asset sale to have been reinvested in accordance with the provisions hereof;

(D)  an amount equal to 100% of the net cash proceeds of issuances of debt obligations of the Borrower and its restricted subsidiaries after the Closing Date (other than debt permitted under the Credit Facilities Documentation, except in respect of Refinancing Indebtedness); and

(E)  solely with respect to the Margin Bridge Facility, (i) to the extent that the Margin Loan Facility is not funded on the Closing Date, an amount equal to 100% of the net cash proceeds of loans funded under the Margin Loan Facility, (ii) an amount equal to 100% of the net cash proceeds of any sales of Tiger Equity Interests after making any payments required with respect to the Margin Loan Facility and (iii) an amount equal to 100% of the net cash proceeds of any Incremental Facilities or Incremental Equivalent Debt, other than, in each case, customary bridge facilities or to the extent incurred in connection with an acquisition or similar investment.

Mandatory prepayments shall be applied, without premium or penalty (i) with respect to clause (A) above, amongst the Initial Term B Facility and any Incremental Term Facility as selected by the Borrower, (ii) with respect to clause (B) above, to the Initial Term A Facility, (iii) with respect to clause (C) above, to the Initial Term B Facilities and any Incremental Term Facility, and within each class of such Facilities as selected by the Borrower, (iv) with respect to clause (D) above, amongst the Initial Term Facilities and any Incremental Term Facility as selected by the Borrower (except with respect to Refinancing Indebtedness), (v) with respect to clause (E) above, to the Margin Bridge Facility and (vi) at the Borrower’s direction to the amortization payments scheduled to occur under the Term Facilities and any Incremental Term Facility.

Notwithstanding the foregoing, the Credit Facilities Documentation will provide that, in the event that any Refinancing Indebtedness or any other indebtedness, including any Incremental Equivalent Debt, that is secured on an equal priority basis (but without regard to the control of remedies) with the liens on the Collateral securing the Facilities (collectively, “Additional First Lien Debt”), shall be issued or incurred, such Additional First Lien Debt may share no more than ratably in any prepayments required by the foregoing provisions of clauses (A) and/or (C) to the extent required by the terms of the documentation for such Additional First Lien Debt.

Prepayments attributable to non-U.S. subsidiaries’ Excess Cash Flow and asset sale or other disposition proceeds will be limited under the Credit Facilities Documentation to the extent the repatriation of such amounts would result in material adverse tax consequences or would be prohibited or restricted by applicable law, rule or regulation in a manner consistent with the Credit Facilities Precedent Documentation.

Any Term Lender may elect not to accept its pro rata portion of any mandatory prepayment other than a prepayment described in clause (D) above (each a “Declining Lender”). Any prepayment amount declined (such amount, a “Declined Amount”) by a Declining Lender under the Term Facilities (including any Incremental Term Facility) may be retained by the Borrower and its restricted subsidiaries and shall increase the Available Amount Basket (as defined below).

The loans under the Revolving Facility shall be prepaid and the letters of credit cash collateralized to the extent such extensions of credit exceed the amount of the commitments under the Revolving Facility.

Voluntary Prepayments and Reductions in Commitments	Voluntary reductions of the unutilized portion of the Revolving Commitments and voluntary prepayments of borrowings under the Term Facilities will be permitted at any time, in minimum principal amounts to be agreed, without premium or penalty (other than as set forth in the second succeeding paragraph).

All voluntary prepayments of the Term Facilities and any Incremental Facility will be applied to the remaining amortization payments under the Term Facilities or such Incremental Facility as directed by the Borrower (and absent such direction, in direct order of maturity thereof), including to any class of extending or existing Term Loans in such order as the Borrower may designate, and shall be applied to any of the Credit Facilities or any Incremental Facility as determined by the Borrower.

Any voluntary prepayment or refinancing (other than a refinancing of the Initial Term B Facility in connection with any transaction that would, if consummated, constitute a change of control, initial public offering, Material Acquisition (as defined below), Material Disposition (as defined below) or an increase in the aggregate principal amount of Term B Loans (including by adding a new Class of Term B Loans) (the “Facility Upsize”)) of the Initial Term B Facility with other broadly syndicated U.S. dollar-denominated term loan B financings under credit facilities with a lower Effective Yield (as defined below) than the Effective Yield of the Initial Term B Facility, or any amendment (other than an amendment of the Initial Term B Facility in connection with any transaction that would, if consummated, constitute a change of control, initial public offering, Material Acquisition, Material Disposition or a Facility Upsize that reduces the Effective Yield of the Initial Term B Facility, in either case that occurs prior to the date that is six months following the Closing Date (the “Soft Call Date”) and the primary purpose of which is to lower the Effective Yield on the Initial Term B Facility, shall be subject to a prepayment premium of 1.00% of the principal amount of the Initial Term B Facility so prepaid, refinanced or amended (collectively, the “Soft Call Protection”). For the purposes of this paragraph, (i) “Material Acquisition” shall mean any acquisition by the Borrower or any restricted subsidiary for consideration (including any assumed indebtedness) in an aggregate amount equal to or greater than the lesser of $300 million and 25% of Consolidated EBITDA for the last four fiscal quarters of the Borrower for which financial statements are available, (ii) “Material Disposition” shall mean any disposition by the Borrower or any restricted subsidiary for consideration

(including any assumed indebtedness) in an aggregate amount equal to or greater than the lesser of $300 million and 25% of Consolidated EBITDA for the last four fiscal quarters of the Borrower for which financial statements are available and (iii) “Effective Yield” shall mean, as of any date of determination, the sum of (a) the higher of (A) the Term SOFR rate on such date for a deposit in dollars with a maturity of one month and (B) the Term SOFR floor, if any, with respect thereto as of such date, (b) the interest rate margins as of such date (with such interest rate margin and interest spreads to be determined by reference to the Term SOFR rate) and (c) the amount of OID and upfront fees thereon (converted to yield assuming a four-year average life and without any present value discount).

Conditions to Initial Borrowing:	Subject to the Limited Conditionality Provisions, the availability of the initial borrowing and other extensions of credit under the Credit Facilities on the Closing Date will be subject solely to (a) delivery of a customary borrowing/issuance notice; provided that such notice shall not include any representation or statement as to the absence (or existence) of any default or event of default, (b) the accuracy of the Specified Representations in all material respects (subject to the Limited Conditionality Provisions); provided that any representations and warranties qualified by materiality shall be, as so qualified, accurate in all respects, (c) the accuracy of the Specified Acquisition Agreement Representations in all material respects; provided that any representations and warranties qualified by materiality shall be, as so qualified, accurate in all respects, and (d) the applicable conditions expressly set forth in Exhibit D to the Commitment Letter.

Conditions to All Subsequent Borrowings:	After the Closing Date, the making of each extension of credit under the Revolving Facility shall be conditioned upon (a) delivery of a customary borrowing/issuance notice, (b) the accuracy of representations and warranties in all material respects; provided that any representations and warranties qualified by materiality shall be, as so qualified, accurate in all respects and (c) the absence of defaults or events of default at the time of, and after giving effect to the making of, such extension of credit.

Credit Facilities Documentation:	The definitive financing documentation for the Credit Facilities (the “Credit Facilities Documentation”) shall be under a single credit agreement and shall be initially drafted by counsel for the Sponsor and contain the terms set forth in this Exhibit B (subject to the right of the Required Lead Arrangers, as applicable, to exercise the “Market Flex Provisions” under the Fee Letter) and, to the extent any other terms are not expressly set forth in this Exhibit B, will (a) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date in coordination with the Acquisition Agreement, and taking into account the timing of the syndication of the Initial Term Facilities, (b) be no less favorable to the Borrower and its subsidiaries than the Existing Credit Agreements and (c) contain only those conditions, representations, events of default and covenants set forth in this Exhibit B and such other terms (but no other conditions) as the Borrower and the Lead Arrangers shall reasonably agree; it being understood and agreed that the Credit Facilities Documentation shall be based on, and substantially consistent with that certain Credit Agreement, dated as of June 28, 2023 (as amended, supplemented or otherwise modified through the Original Signing Date, the “Credit Facilities Precedent Documentation”), among Quartz Intermediate, LLC, Quartz AcquireCo, LLC and JPMorgan Chase Bank, N.A., administrative and collateral agent, and the other banks, agents, financial institutions and other parties thereto (and the related security, pledge, collateral and guarantee agreements executed and/or delivered in connection therewith and the forms of intercreditor agreements attached thereto), as modified by the terms set forth herein and subject to (i) materiality qualifications and other exceptions that give effect to and/or permit the Transactions, (ii) certain baskets, thresholds and exceptions that are to be agreed in light of the Consolidated EBITDA and leverage level of the Borrower and its subsidiaries (after giving effect to the Transactions), (iii) such other modifications to reflect the operational and strategic requirements of Holdings and its subsidiaries (after giving effect to the Transactions) in light of their size, industry (and risks and trends associated therewith), geographic locations, businesses, business practices, operations, total assets, financial accounting and the Projections, (iv) modifications to reflect changes in law or accounting standards since the date of the Credit Facilities Precedent Documentation and (v) modifications to reflect reasonable administrative, agency and operational requirements of the Administrative Agent, (vi) modifications to reflect the financial model provided to the Lead Arrangers on January 31, 2024 (the “Sponsor Model”) and the quality of earnings report provided to the Lead Arrangers on January 18, 2024 (the “QofE Report”) (collectively, the “Documentation Considerations”). For the avoidance of doubt, the Credit Facilities Documentation will include bail-in provisions consistent with the Credit Facilities Precedent Documentation.

Limited Condition Transactions:	For purposes of (i) determining compliance with any provision of the Credit Facilities Documentation which requires the calculation of the First Lien Leverage Ratio, the Secured Leverage Ratio (as defined in the Credit Facilities Precedent Documentation, subject to “Financial Definitions” below), the Total Leverage Ratio (as defined in the Credit Facilities Precedent Documentation, subject to “Financial Definitions” below) or the Interest Coverage Ratio (as defined in the Credit Facilities Precedent Documentation, subject to “Financial Definitions” below), (ii) determining compliance with representations, warranties, defaults or events of default or (iii) testing availability under baskets set forth in the Credit Facilities Documentation (including baskets measured as a percentage of Consolidated EBITDA), in each case, in connection with a Limited Condition Transaction, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be, as applicable, the date the definitive agreements or letters of intent for such Limited Condition Transaction are entered into, or the date of delivery of irrevocable notice or a dividend declaration with respect to, such Limited Condition Transaction (such date, the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCT Test Date, the Borrower or a restricted subsidiary could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with.

“Limited Condition Transaction” shall mean (i) an acquisition or other investment by one or more of the Borrower and its restricted subsidiaries of any assets, business or person permitted by the Credit Facilities Documentation, (ii) any repayment, repurchase or refinancing of indebtedness with respect to which an irrevocable notice of repayment (or similar irrevocable notice) is required to be delivered and (iii) any dividends or distributions on, or redemptions of, equity interests not prohibited by the Credit Facilities Documentation declared or requiring irrevocable notice in advance thereof.

For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date (including with respect to the incurrence of any Indebtedness) are exceeded as a result of fluctuations in any such ratio or basket (including due to fluctuations in pro forma Consolidated EBITDA, including of the target of any Limited Condition Transaction) at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations; however, if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or baskets may be utilized. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of debt and the use of proceeds thereof) have been consummated.

Representations and Warranties:	Subject to the Limited Conditionality Provisions, limited on the Closing Date to the Specified Representations and the Specified Acquisition Agreement Representations and thereafter to the representations and warranties set forth in Article III of the Credit Facilities Precedent Documentation (to be applicable to Holdings, the Borrower and its restricted subsidiaries only and subject, where applicable, to qualifications and limitations for materiality consistent with those provided in the Credit Facilities Precedent Documentation, after giving effect to the Documentation Considerations).

“Material Adverse Effect” shall (a) on the Closing Date, have the meaning ascribed to such term in the Acquisition Agreement, and (b) thereafter, have the meaning ascribed to such term in the Credit Facilities Precedent Documentation.

Affirmative Covenants:	Subject in all respects to the Documentation Considerations, to be applicable to the Borrower and its restricted subsidiaries only, the same (including, for the avoidance of doubt, with respect to materiality qualifiers, exceptions and limitations) as the affirmative covenants set forth in Article V of the Credit Facilities Precedent Documentation; provided that the Credit Facilities Documentation shall provide that (i) audited annual financial statements shall be delivered within 120 days (or, in the case of the first fiscal year ending after the Closing Date, 150 days) of the last day of each fiscal year, (ii) unaudited quarterly financial statements shall be delivered within 60 days (or, in the case of the first three fiscal quarters ending after the Closing Date, 90 days) of the last day of each of the first three fiscal quarters and (iii) prior to an IPO, the Borrower shall deliver an annual budget within the time period required for delivery of audited annual financial statements.

Negative Covenants:	Limited to the following (to be applicable to the Borrower and its restricted subsidiaries):

a)  limitations on the incurrence of debt (which shall permit, among other things, (i) the indebtedness under the Credit Facilities (including Incremental Facilities) and any permitted refinancing thereof, (ii) non-speculative hedging arrangements, (iii) indebtedness (including indebtedness under the Existing Tiger Credit Agreement and Ordinary Course Indebtedness) of the Target and its subsidiaries incurred prior to the Closing Date which remains outstanding and is permitted to remain outstanding under the Acquisition Agreement and any permitted refinancings of the foregoing, (iv) any secured or unsecured notes or loans issued by the Borrower or a Guarantor in lieu of the Incremental Facilities (such loans or notes, “Incremental Equivalent Debt”); provided that (A) the incurrence of such indebtedness shall result in a dollar-for-dollar reduction of the amount of indebtedness that the Borrower and the Guarantors may incur in respect of the Incremental Facilities and the other requirements related to the incurrence of the Incremental Facilities shall be satisfied (other than those set forth in the proviso to clause (iii) and in clauses (iv) and (v) of such requirements); provided, however, that, in the case of any Incremental Equivalent Debt consisting of junior priority secured notes or loans, in lieu of compliance with the First Lien Secured Leverage Ratio test set forth in the first paragraph under “Incremental Facilities”, the Borrower shall instead be in compliance, on a pro forma basis (and without netting any cash proceeds of such incurrence), with either (x) a Senior Secured Leverage Ratio (to be defined as provided under “Financial Definitions” below) (recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available) equal to or less than either (i) 6.50:1.00 or (ii) the Senior Secured Leverage Ratio immediately prior to the incurrence of such Incremental Equivalent Debt (the “Junior Debt Leverage No Worse Prong”) or (y) an Interest Coverage Ratio of not less than either (i) 1.75:1.00 or (ii) the Interest Coverage Ratio immediately prior to the incurrence of such Incremental Equivalent Debt (this clause (ii), the “Junior Debt ICR No Worse Prong”), (B) to the extent secured, such indebtedness shall be subject to any applicable intercreditor agreement and (C) the terms and conditions of such Incremental Equivalent Debt (excluding pricing, rate floors, discounts, fees, premiums and prepayment or redemption provisions) either (I) are not materially more favorable (when taken as a whole) to the lenders or investors providing such Incremental Equivalent Debt than the terms and conditions of the Credit Facilities Documentation (when taken as a whole) are to the Lenders (it being understood that, to the extent that any financial maintenance covenant or any other covenant is added for the benefit of any Incremental Equivalent Debt, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant or other covenant is either (x) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of any such Incremental Equivalent Debt in connection therewith or (y) only applicable after the latest maturity date under the Credit Facilities Documentation at such time), (II) include covenants or other provisions applicable only to periods after the latest maturity date under the Credit Facilities Documentation at such time or (III) reflect market terms and conditions (taken as a whole) at the time of incurrence of such Incremental Equivalent Debt (as determined by the Borrower in good faith), (v) Refinancing Indebtedness, (vi) indebtedness assumed in connection with, or otherwise incurred to finance, Permitted Acquisitions and other investments, in each case, on the terms set forth in the Credit Facilities Precedent Documentation, (vii) purchase money indebtedness and capital leases (x) in an amount to be agreed plus (y) an unlimited amount to finance the purchase, construction and improvement of fixed or capital assets subject to compliance with a maximum Senior Secured Leverage Ratio (calculated as if such purchase money indebtedness and capital leases are secured by Collateral for these purposes) of no greater than (A) prior to the date on which the Asset Sale Threshold has been achieved, 4.25:1.00 and

(B) on and after the date on which the Asset Sale Threshold has been achieved, 4.75:1.00 (this clause (y), the “ Capital Lease Ratio Prong ”), (viii) indebtedness arising from agreements providing for adjustments of purchase price or “earn outs” entered into in connection with acquisitions, (ix) a general debt basket in an amount to be agreed and which may be secured to the extent permitted by exceptions to the lien covenant (the “ General Debt Basket ”) less amounts incurred under the General Debt Basket Incremental Component, (x) other senior, senior subordinated or subordinated indebtedness that is unsecured or that is secured solely by assets that do not constitute Collateral so long as the Borrower is in compliance, on a pro forma basis (and without netting any cash proceeds of such incurrence), with either (x) a Total Leverage Ratio (to be defined as provided under “Financial Definitions” below) (recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available) equal to or less than either (i) 7.00:1.00 or (ii) the Total Leverage Ratio immediately prior to the incurrence of such indebtedness (the “ Unsecured Debt Leverage No Worse Prong ”) or (y) an Interest Coverage Ratio of not less than either (i) 1.75:1.00 or (ii) the Interest Coverage Ratio immediately prior to the incurrence of such indebtedness (this clause (ii), the “ Unsecured Debt ICR No Worse Prong ”)), (xi) a subsidiary debt basket for non-Guarantor subsidiaries in an amount to be agreed, (xii) indebtedness in an amount equal to (A) 200% of any cash common equity contribution to Holdings or the Borrower following the Closing Date (other than Cure Amounts (as defined in the Credit Facilities Precedent Documentation) and the proceeds of any such Cure Amount that is actually used pursuant to, or that increases, another basket under the Credit Facilities Documentation) to the extent such cash equity contribution shall not be counted for purposes of the Available Amount Basket and without any time limitation for use of proceeds of such contribution (this clause (xii)(A), the “ Contribution Debt Basket ”) plus (B) on and after the date on which (1) the aggregate principal amount of outstanding Initial Term A Loans is equal to or less than $1,250 million and (2) there are no Margin Bridge Loans then outstanding (the foregoing clauses (1) and (2), collectively, the “ TLA/MB Covenant Threshold ”), the unused amount of any baskets and/or exceptions permitting dividends or distributions on, or redemptions of, the equity of the Borrower (or any direct or indirect parent company thereof) or restricted investments (which such baskets, for the avoidance of doubt, shall be reduced by the amount of such incurrence on a dollar-for-dollar basis) (this clause (xii)(B), the “ RP Debt Basket ”), (xiii) using the Available Amount Basket as set forth and subject to the conditions in the second succeeding paragraph, (xiv) permitted receivables financings and (xv) other customary exceptions set forth in the Credit Facilities Precedent Documentation, after giving effect to the Documentation Considerations);

b)  limitations on liens on Collateral securing indebtedness for borrowed money and on Tiger Equity Interests (which shall permit, among other things, liens securing (i) any of the Credit Facilities and, in each case, any permitted refinancing thereof, (ii) liens on Tiger Equity Interests securing the Margin Loan Facility and any permitted refinancing thereof; provided that, except with the consent of Term A Lenders holding a majority of the Initial Term A Loans, until the achievement of the TLA/MB Covenant Threshold, no consensual liens on the Tiger Equity Interests other than liens permitted by this clause (ii) shall be permitted, (iii) any secured Incremental Equivalent Debt, (iv) Refinancing Indebtedness, (v) debt assumed in connection with a Permitted Acquisition or other investment on the terms described under the heading “Permitted Acquisitions” below, (vi) permitted purchase money indebtedness or capital leases in each case permitted to be incurred pursuant to clause (a)(vii) above, (vii) other permitted debt pursuant to a general lien basket in an amount equal to the General Debt Basket, (viii) permitted non-Guarantor subsidiary debt limited to the assets of non-Guarantors, (ix) debt incurred using the Available Amount Basket and (ix) other exceptions and qualifications set forth in the Credit Facilities Precedent Documentation, after giving effect to the Documentation Considerations with incurrence ratios consistent with the debt incurrence ratios above);

c)  limitations on fundamental changes;

d)  limitations on asset sales (including sales of subsidiaries) and sale and lease back transactions (which, in each case, shall be permitted (i) on the terms set forth under the heading “Permitted Asset Sales” below, (ii) pursuant to an annual dollar basket in an amount equal to the greater of $250 million and 20% of Consolidated EBITDA for the last four fiscal quarters of the Borrower for which financial statements are available, with amounts not used in any fiscal year carried forward to succeeding fiscal years and (iii) subject to the other exceptions and qualifications set forth in the Credit Facilities Precedent Documentation, after giving effect to the Documentation Considerations);

e)  limitations on investments and acquisitions (which shall be permitted on the terms set forth under “Permitted Acquisitions” below and, in addition, permit (i) unlimited investments in the Borrower and the restricted subsidiaries, (ii) investments in connection with the Transactions, (iii) using the Available Amount Basket as set forth and subject to the conditions in the second succeeding paragraph, (iv) to the extent consistent with the Credit Facilities Precedent Documentation, the unused amount of any baskets and/or exceptions permitting dividends or distributions on, or redemptions of, the equity of the Borrower (or any direct or indirect parent company thereof) or prepayments or redemptions of any subordinated indebtedness owed by the Borrower or any Guarantor, (v) additional investments subject only to pro forma compliance with a Total Leverage Ratio of 6.00:1.00 (the “ Leverage Based Investment Exception ”), (vi) baskets for investments in unrestricted subsidiaries and similar businesses in amounts to be agreed and (vii) other exceptions and qualifications set forth in the Credit Facilities Precedent Documentation, after giving effect to the Documentation Considerations);

f)   limitations on dividends or distributions on, or redemptions of the Borrower’s (or any of its direct or indirect parent companies’) equity (which shall permit, among other things, (i) for any taxable period for which Borrower and/or any of its subsidiaries are members of a consolidated, combined or unitary tax group for U.S. federal and/or applicable state, local or foreign income tax purposes, or are disregarded entities that are owned directly (or indirectly through other disregarded entities) by any such members of a consolidated, combined or unitary tax group, in each case for U.S. federal and/or applicable state, local or foreign income tax purposes, of which a direct or indirect parent of Borrower is the common parent (a “Tax Group”), distributions in an amount not to exceed the portion of any U.S. federal, state, local or foreign taxes (as applicable) of such Tax Group for such taxable period that are attributable to the income of Borrower and/or its subsidiaries; provided that dividends or distributions made pursuant to this clause (i) shall (I) not exceed the tax liability that Borrower and/or its subsidiaries (as applicable) would have incurred were such taxes determined as if such entity(ies) were a stand-alone taxpayer or a stand-alone group, (II) in respect of any taxes attributable to the income of any unrestricted subsidiaries of Borrower may be made only to the extent that such unrestricted subsidiaries have made cash payments for such purpose to Borrower or its restricted subsidiaries, and (III) be reduced by any amounts paid by Borrower or any of its subsidiaries to the applicable governmental authority in respect of such taxes; (ii) Holdings, the Borrower or any restricted subsidiary may make dividends or distributions in cash to Holdings to permit Holdings to make, and Holdings may make, Restricted Payments in respect of any “Permitted Tax Receivables Payments”; which shall mean, in respect of a taxable period, cash distributions to the equity holders of Borrower in an aggregate amount that does not exceed the sum of (x) amounts required to be paid (I) pursuant to that certain Tax Receivable Agreement dated as of April 28, 2021, by and among Endeavor Group Holdings, Inc., Endeavor Manager, LLC, Endeavor Operating Company, LLC, the several Exchange TRA Parties (as defined therein), the several Reorganization TRA Parties (as defined therein), Representative (as defined therein), the KKR Representative (as defined therein) and SLP West Holdings, L.L.C., as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “Existing TRA”) and (II) any substantially similar tax receivable agreement among any of the parties to the Existing TRA entered into prior to the Closing Date; provided that no amounts will be paid pursuant to this clause (II) in duplication of tax attributes for which payments were made in respect of clause (I) and (y) without duplication of amounts covered by clause (x), the ordinary course payments payable by an entity the interests of which are subsequently issued or otherwise sold pursuant to an IPO (an “IPO Entity”) pursuant to a customary tax receivable agreement; provided that, for the avoidance of doubt, “ordinary course payments” pursuant to a tax receivable agreement means payments other than (A) any accelerated lump sum amount payable by reason of any early termination of such agreement or otherwise, to the extent such amount exceeds the amount that would have been payable under such tax receivable agreement in the absence of such acceleration or (B) payments after a change in control to the extent in excess of amounts that would have been payable under the tax receivable agreement if there had been no change of control, (iii) for each taxable year for which Borrower is treated as a partnership or disregarded entity that is owned by a partnership for U.S. federal income tax purposes, in an amount equal to the sum of the following amount for each member of Holdings or, without duplication, the parent entity of Holdings (A) the taxable income of the Borrower allocated (or allocable) to (plus any guaranteed payments for U.S. federal income tax purposes taken into account by) such member for the taxable year (in each case, determined after taking into account any tax basis step-up arising from the Transactions, including pursuant to Section 743 or Section 734 of the Code) multiplied by (B) the maximum combined marginal U.S. federal, state and local income tax rate (after taking into account the deductibility of state and local income tax for U.S. federal income tax purposes, deductions permitted under Section 199A of the Code, applicable limitations on the deductibility of items, and the character of the income in question (i.e., long term capital gain, qualified dividend income, etc.)) applicable to any direct (or, where the direct equity holder is a pass-through entity, indirect) equity holder of Holdings for such period; provided that any such distributions shall be reduced by any amounts paid by any of the Borrower, or its subsidiaries to the applicable governmental authority in respect of such taxes; provided, that for the avoidance of doubt, if the actual aggregate U.S. federal, state and/or local income tax liability of the Tax Group attributable to the taxable income of Borrower and all associated tax attributes related thereto exceeds the portion of such distribution allocable to the Tax Group that directly or indirectly owns an interest in Borrower, then the distribution permitted by clause (iii) shall be increased by an amount equal to such excess; provided, further, that any such distributions with respect to any such taxable year may be made in quarterly installments on an estimated basis to allow such direct (or indirect) equity holders to pay their estimated taxes, with any excess of aggregate quarterly distributions with respect to any such taxable year over the actual amount of distributions permitted for such period reducing any such distributions with respect to the immediately subsequent period (and, to the extent such excess is not fully absorbed in the immediately subsequent period, the following period(s)), (iv) payment of legal, accounting and other ordinary course corporate overhead or other operational expenses of any direct or indirect parent entity and for the payment of franchise or similar taxes required to maintain organizational existence, (v) subject to no continuing payment or bankruptcy event of default, customary distributions necessary to pay advisory, refinancing, subsequent transaction and exit fees, and other overhead expenses of direct and indirect parents of the Borrower attributable to the ownership of the Borrower and its subsidiaries, (vi) dividends, distributions or redemptions with the Available Amount Basket as set forth in the second succeeding paragraph, (vii) a general basket to be agreed, (viii) dividends, distributions or redemptions in connection with the Transactions (including, without limitation, as necessary to allow any parent company to make payments contemplated or otherwise required by the Acquisition Agreement whether at or after the Closing Date), (ix) the repurchase, retirement or other acquisition or retirement for value of equity interests (or any options or warrants or stock appreciation or similar rights issued with respect to any of such equity interests) held by any future, present or former employee, director, officer, consultant or other individual service provider (or any affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) pursuant to any employee, management or director profit interests or equity plan, employee, management or director stock option plan or any other employee, management or director benefit plan or any agreement with any employee, director, officer, consultant or other individual service provider or otherwise in an amount not to exceed the greater of an amount to be agreed and a corresponding percentage of Consolidated EBITDA, in any fiscal year; provided that any unused portion for any fiscal year may be carried forward to succeeding fiscal years, (x) additional dividends, distributions or redemptions, subject only to (A) pro forma compliance with a Total Leverage Ratio of 5.25:1.00 (the “Leverage Based RP Exception”) (after giving pro forma effect to such dividend, distribution or redemption and based on the Consolidated EBITDA of the Borrower and its restricted subsidiaries for the most recently ended four fiscal quarter period for which financial statements are available) and (B) no payment or bankruptcy event of default, (xi) after a qualified IPO, dividends, distributions or redemptions in an amount, on an annual basis, not to exceed the sum of (a) an amount equal to 7.00% of the net proceeds received by (or contributed to) the Borrower and its restricted subsidiaries from such qualified IPO and any follow on offerings and (b) an amount equal to 8.00% of the market capitalization of Holdings at the time declared and (xii) other exceptions and qualifications set forth in the Credit Facilities Precedent Documentation, after giving effect to the Documentation Considerations (including, for the avoidance of doubt, any exceptions set forth in the Existing Credit Agreements, including the exceptions with respect to Key Employee Distributions, Partially Management Owned Subsidiaries and EA Entity members (each as defined in the Existing Wildcat Credit Agreement); provided that any discretionary dividends or distributions on, or redemptions pursuant to, clauses (vi), (vii), (ix), (x) and (xi) above shall not be permitted prior to achievement of the TLA/MB Covenant Threshold);

g)  limitations on prepayments or redemptions of any subordinated indebtedness owed by the Borrower or any Guarantor to any entity that is not Holdings, the Borrower or any restricted subsidiary (in an aggregate principal amount exceeding the cross acceleration threshold) (“ Junior Debt ”), in each case consummated earlier than the date that is 12 months prior to the stated maturity date of such Junior Debt, or amendments of the documents governing such Junior Debt in a manner (when taken as a whole) materially adverse to the Lenders (which shall permit, among other things (i) refinancing or exchanges of Junior Debt for like or other junior debt or, other than in the case of subordinated indebtedness, any unsecured debt, (ii) conversion of Junior Debt to common or “qualified preferred” equity, (iii) prepayments or redemptions using the Available Amount Basket as set forth in the second succeeding paragraph, (iv) to the extent consistent with the Credit Facilities Precedent Documentation, the unused amount of any baskets and/or exceptions permitting dividends or distributions on, or redemptions of, the equity of the Borrower (or any direct or indirect parent company thereof) or restricted investments (which such baskets, for the avoidance of doubt, shall be reduced by the amount of such incurrence on a dollar-for-dollar basis) and (v) additional prepayments or redemptions, subject only to pro forma compliance with a Total Leverage Ratio of 5.75:1.00 (the “ Leverage Based Junior Debt Exception ”) (after giving pro forma effect to such prepayment or redemption) and based on the Consolidated EBITDA of the Borrower and its restricted subsidiaries for the most recently ended four fiscal quarter period for which financial statements are available);

h)  limitations on negative pledge clauses; and

i)   limitations on transactions with affiliates.

For the avoidance of doubt, unless expressly specified herein, no negative covenant exception shall be subject to a cap on non-Guarantor indebtedness or investments.

The negative covenants will be subject, in the case of each of the foregoing covenants, to exceptions, qualifications and “baskets” to be set forth in the Credit Facilities Documentation that are substantially consistent with the exceptions, qualifications and “baskets” set forth in Credit Facilities Precedent Documentation, but adjusted to reflect the Documentation Considerations, which shall, for the avoidance of doubt, permit classification and reclassification from time to time by the Borrower among one or more available baskets and exceptions under any such covenants and contain automatic reclassification to ratio-based incurrence exceptions; provided that (x) monetary baskets in the negative covenants will include in a manner consistent with the Credit Facilities Precedent Documentation basket builders based on a percentage of Consolidated EBITDA of the Borrower and its restricted subsidiaries equivalent to the initial monetary amount of each such basket and (y) the amount of any basket usage (including any borrowings under any Revolving Facility or under the Incremental Facilities) or other exception not subject to a ratio test made substantially simultaneously with, or contemporaneously with, any “ratio” test under the Credit Facilities Documentation will be disregarded when determining pro forma compliance with such “ratio.” In addition, certain negative covenants shall include an “Available Amount Basket”, which shall mean a cumulative amount equal to (a) the greater of (1) $600 million and (2) 50% of Consolidated EBITDA for the last four fiscal quarters of the Borrower for which financial statements are available (such greater amount, the “Starter Basket”) plus (b) the greater of (i) 50% of cumulative Consolidated Net Income (to be defined as provided under “Financial Definitions” below) and (ii) cumulative Consolidated EBITDA minus 1.5x cumulative Fixed Charges (as defined in the Credit Facilities Precedent Documentation) (this clause (b), the “Builder Basket”), plus (c) the Declined Amounts plus (d) the portion of net cash proceeds not required to be applied to prepayments pursuant to clause (C) in “Mandatory Prepayments” above as a result of the leverage-based step-downs plus (e) the cash proceeds of new public or private equity issuances of any direct or indirect parent of the Borrower or the Borrower (other than disqualified stock) actually received in the form of qualified equity, plus (f) capital contributions to the Borrower made in cash or cash equivalents (other than disqualified stock) and the fair market value of any in-kind contributions, plus (g) the net cash proceeds received by the Borrower and its restricted subsidiaries from debt and disqualified stock issuances that have been issued after the Closing Date and which have been exchanged or converted into qualified equity, plus (h) returns, profits, distributions and similar amounts received in cash or cash equivalents by the Borrower and its restricted subsidiaries on investments made using the Available Amount Basket (not to exceed the amount of such investments) or otherwise received from an unrestricted subsidiary (including the net proceeds of any sale, or issuance of stock, of an unrestricted subsidiary), plus (i) the investments of the Borrower and the restricted subsidiaries in any unrestricted subsidiary that has been re-designated as a restricted subsidiary or that has been merged or consolidated with or into the Borrower or any of its restricted subsidiaries in an amount equal to the fair market value (as determined in good faith by the Borrower) of the investments of the Borrower and its restricted subsidiaries in such unrestricted subsidiary at the time of such re-designation or merger or consolidation and otherwise defined in a manner consistent with the Credit Facilities Precedent Documentation, after giving effect to the Documentation Considerations. The Available Amount Basket may be used for indebtedness, liens, investments, dividends and distributions and the prepayment or redemption of Junior Debt; provided that use of the Builder Basket for dividends and distributions shall be subject to the absence of any continuing payment or bankruptcy event of default.

Permitted Asset Sales:	The Borrower or any restricted subsidiary will be permitted to make non-ordinary course of business asset sales or dispositions without limit so long as (a) such sales or dispositions are for fair market value, (b) at least either (x) 75% of the consideration for asset sales and dispositions, calculated over the period since the Closing Date and through the date of such asset sale or disposition, in excess of an amount to be agreed shall consist of cash or cash equivalents or (y) 50% of the consideration for asset sales and dispositions, calculated over the period since the Closing Date and through the date of such asset sale or disposition, in excess of an amount to be agreed shall consist of cash or cash equivalents (in each case, subject to exceptions to be set forth in the Credit Facilities Documentation to be agreed, which shall include a basket in an amount to be agreed for non-cash consideration that may be designated as cash consideration) and (c) to the extent applicable, such asset sale or disposition is subject to the terms set forth in the section entitled “Mandatory Prepayments” hereof.

Permitted Acquisitions:	The Borrower or any restricted subsidiary will be permitted to make acquisitions of the equity interests in a person that becomes a restricted subsidiary, or all or substantially all of the assets (or all or substantially all the assets constituting a business unit, division, product line or line of business) of any person (each, a “Permitted Acquisition”) so long as (a) after giving effect thereto, no payment or bankruptcy event of default has occurred and is continuing, (b) the acquired company or assets are in the same or a generally related or ancillary line of business as the Borrower and its subsidiaries and (c) subject to the limitations set forth in “Guarantees” and “Security” above, the acquired company and its subsidiaries (other than any subsidiaries of the acquired company designated as an unrestricted subsidiary as provided in “Unrestricted Subsidiaries” below) will become Guarantors and pledge their Collateral to the Administrative Agent. Acquisitions of entities that do not become Guarantors will not be limited in any additional manner.

Financial Maintenance Covenant:	With respect to the Term B Facilities and Margin Bridge Facility: None.

With respect to the Term A Facilities and the Revolving Facility: The Credit Facilities Documentation will contain a maximum First Lien Leverage Ratio with regard to the Borrower and its restricted subsidiaries on a consolidated basis (the “Financial Maintenance Covenant”), at a level of (x) prior to the date on which the TLA/MB Covenant Threshold has been achieved, 8.50:1.00, and (y) on and after the date on which the TLA/MB Covenant Threshold has been achieved, 9.50:1.00 (in each case, which First Lien Leverage Ratio shall be appropriately adjusted to reflect any additional original issue discount or upfront fees required to be funded in connection with the “Market Flex Provisions” in the Fee Letter) (and with no step-downs).

The foregoing Financial Maintenance Covenant will be tested with respect to the Borrower and its restricted subsidiaries on a consolidated basis, beginning with the second full fiscal quarter period ending after the Closing Date for which financial statements have been or are required to be delivered, quarterly on the last day of each fiscal quarter ending after the Closing Date for which financial statements have been or are required to be delivered, and on and after the date on which the Initial Term A Facility have been repaid in full, tested only if, on the last day of such fiscal quarter, the aggregate outstanding principal amount of Revolving Loans (excluding for the avoidance of doubt, letters of credit whether or not drawn), exceeds 40% of the total amount of the Revolving Commitments (the “Testing Condition”).

For purposes of determining compliance with the Financial Maintenance Covenant, the Credit Facilities Documentation shall provide for Cure Rights (as defined in the Credit Facilities Precedent Documentation) that are the same as those set forth in the Precedent Credit Agreement (including, without limitation, as set forth in Section 7.02 of the Credit Facilities Precedent Documentation).

Financial Definitions:	The financial definitions in the Credit Facilities Documentation shall be consistent with the equivalent definitions of such terms in the Credit Facilities Precedent Documentation, after giving effect to Documentation Considerations, in each case as modified (a) as reasonably agreed to (i) more accurately reflect the business and financial accounting of the Borrower and its subsidiaries after giving effect to the Transactions and (ii) address technical clarifications adjustments, (b) to include all adjustments and add-backs of the type included in the Sponsor Model (together with all updates and modifications thereto reasonably agreed with the Required Lead Arrangers) or the QofE Report; provided that (i) there shall be an uncapped addition to Consolidated EBITDA for pro forma “run rate” cost savings, operating expense reductions, revenue enhancements and synergies related to the Transactions that are reasonably quantifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Borrower) before or after the Closing Date, (ii) there shall be an uncapped addition to Consolidated EBITDA for pro forma “run rate” cost savings, operating expense reductions, revenue enhancements and synergies related to acquisitions, dispositions and other specified transactions, restructurings, cost savings initiatives and other initiatives that are reasonably quantifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or initiated or are expected to be taken (in the good faith determination of the Borrower) before or after such acquisition, disposition or other specified transaction, restructuring, cost savings initiative or other initiative and (iii) addbacks and adjustments at least as favorable to the Borrower as those in the Existing Credit Agreements, (c) to include in the Consolidated EBITDA, Consolidated Total Debt and Available Cash of the Borrower and its restricted subsidiaries, so long as Tiger Holdings remains a Restricted Subsidiary (as such term is defined in the Credit Facilities Precedent Documentation) of the Borrower, a proportional share of the Consolidated EBITDA, Consolidated Total Debt and Available Cash, respectively, of Tiger Holdings and its subsidiaries, based on the proportion of the economic interests in Tiger Holdings and its subsidiaries directly or indirectly owned by the Borrower (it being understood that Consolidated First Lien Debt and Consolidated Secured Debt shall be calculated in a manner consistent with the Credit Facilities Precedent Documentation and shall not include indebtedness of Tiger Holdings and its subsidiaries). It being understood and agreed, for the avoidance of doubt, that all references to a First Lien Leverage Ratio, a Secured Leverage Ratio, a Total Leverage Ratio or an Interest Coverage Ratio, shall be deemed to be references to such ratios as set forth herein without regard to the amount of Consolidated EBITDA used to market and/or syndicate the Credit Facilities.

Unrestricted Subsidiaries:	The Credit Facilities Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary (other than the Borrower) as an “unrestricted subsidiary” (with any subsidiary of an unrestricted subsidiary constituting an unrestricted subsidiary) and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as, after giving effect to any such designation or re-designation, (a) the fair market value of such subsidiary at the time it is designated as an “unrestricted subsidiary” shall be treated as an investment by the Borrower at such time and (b) no payment or bankruptcy event of default under the Credit Facilities Documentation has occurred or is continuing or would exist after giving effect thereto. Unrestricted subsidiaries will not be subject to the representation and warranties, affirmative or negative covenant or event of default provisions of the Credit Facilities Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with the financial maintenance covenant contained in the Credit Facilities Documentation.

Events of Default:

The Credit Facilities Documentation will include event of default provisions on terms and conditions substantially consistent with the Credit Facilities Precedent Documentation after giving effect to the Documentation Consideration.

Notwithstanding the foregoing, (i) only lenders holding at least a majority of the Initial Term A Loans and the Revolving Commitments and Revolving Loans shall have the ability to (and be required in order to) amend the Financial Maintenance Covenant and waive a breach of the Financial Maintenance Covenant, (ii) a breach of the Financial Maintenance Covenant shall not constitute an event of default with respect to the Term B Facilities or the Margin Bridge Facility or trigger a cross-default under the Term B Facilities or Margin Bridge Facility until the date on which the Revolving Commitments have been terminated or the Initial Term A Loans and the Revolving Loans (if any) have been accelerated by the Initial Term A Lenders and the Revolving Lenders, respectively, in accordance with the terms of the Initial Term A Facility and the Revolving Facility, respectively, (iii) only lenders holding at least a majority of the Initial Term A Loans and Margin Bridge Loans shall have the ability to (and be required in order to) amend the TLA/MB Covenant Threshold and any restriction based thereon (a “TLA/MB Restriction”) and waive a breach of any such TLA/MB Restriction and (iv) a breach of any TLA/MB Restriction shall not constitute an event of default with respect to the Term B Facilities or the Revolving Facility or trigger a cross-default under the Term B Facilities or Revolving Facility until the date on which the Initial Term A Loans and Margin Bridge Loans have been accelerated by the Initial Term A Lenders and the Margin Bridge Lenders, respectively, in accordance with the terms of the Initial Term A Facility and the Margin Bridge Facility.

Voting:

The Credit Facilities Documentation will include voting provisions on terms and conditions substantially consistent with the Credit Facilities Precedent Documentation after giving effect to Documentation Considerations (including with respect to the inclusion of the Revolving Facility).

Notwithstanding the foregoing, amendments and waivers of the Financial Maintenance Covenant will be subject to the second paragraph under “Events of Default” above.

Cost and Yield Protection:	The Credit Facilities Documentation will include cost and yield protection provisions on terms and conditions substantially consistent with the Credit Facilities Precedent Documentation after giving effect to Documentation Considerations. The Credit Facilities Documentation will include customary provisions with respect to taxes.

Assignments and Participations:	The Credit Facilities Documentation will include assignment and participation provisions (including with respect to affiliates of the Borrower) in accordance with the Documentation Considerations on terms and conditions substantially consistent with the Credit Facilities Precedent Documentation after giving effect to Documentation Considerations. Goldman Sachs shall be permitted to assign its commitments and Term Loans to GSLP (and vice-versa) without any required consents.

Expenses and Indemnification:	The Credit Facilities Documentation will include expense and indemnification provisions on terms and conditions substantially consistent with the Credit Facilities Precedent Documentation after giving effect to Documentation Considerations.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent, Lead Arrangers and Joint Bookrunners:	Davis Polk & Wardwell LLP.

ANNEX I

Interest Rates:

With respect to the Initial Term B Facility, at the option of the Borrower, Term SOFR plus a margin (the “Applicable Margin”) of 4.00% or ABR plus an Applicable Margin of 3.00%.

From and after the delivery by the Borrower to the Administrative Agent of the financial statements for the first full fiscal quarter of the Borrower completed after the Closing Date, interest rate spreads with respect to the Initial Term B Facility shall be subject to two 25 basis point step-downs at First Lien Leverage Ratios of 4.00:1.00 and 3.50:1.00, respectively (the “Term B Leverage Step-downs”).

In addition, on and after the date of any initial public offering of the Borrower, Holdings, or any parent entity thereof (an “IPO”), the applicable margins at each leverage level in respect of the Initial Term B Facility shall be 25 basis points lower than the Applicable Margins set forth above.

With respect to the Initial Term A Facility, at the option of the Borrower, Term SOFR plus an Applicable Margin of 4.25% or ABR plus an Applicable Margin of 3.25%.

From and after the date on which the TLA Repayment Threshold is achieved, interest rate spreads with respect to the Initial Term A Facility shall be subject to one 50 basis point step-down.

“TLA Repayment Threshold” shall mean the termination of commitments with respect to the Initial Term A Facility and/or repayment of Initial Term A Loans in an aggregate principal amount equal to $2,000 million.

In addition, on and after the date of any IPO, the applicable margins at each leverage level in respect of the Initial Term A Facility shall be 25 basis points lower than the Applicable Margins set forth above.

With respect to the Margin Bridge Facility, Term SOFR plus an Applicable Margin of 3.75% or ABR plus an Applicable Margin of 2.75%.

With respect to the Revolving Facility, at the option of the Borrower, Term SOFR plus an Applicable Margin of 3.75% or ABR plus an Applicable Margin of 2.75%.

From and after the delivery by the Borrower to the Administrative Agent of the financial statements for the first full fiscal quarter of the Borrower completed after the Closing Date, interest rate spreads with respect to the Revolving Facility shall be subject to two 25 basis point step-downs at First Lien Leverage Ratios of 4.00:1.00 and 3.50:1.00, respectively.

In addition, on and after the date of any IPO, the applicable margins at each leverage level in respect of the Revolving Facility shall be 25 basis points lower than the Applicable Margins set forth above.

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The Borrower may elect interest periods of 1, 3 or 6 months (or, if agreed by all relevant Lenders, 12 or fewer months or a period of shorter than 1 month) for Term SOFR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Term SOFR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

“ABR” is the Alternate Base Rate, which is the highest of (i) prime commercial lending rate announced by the Administrative Agent as its “prime rate”, (ii) the Federal Funds Effective Rate plus 1/2 of 1.0% and (iii) the one-month Term SOFR plus 1.0% per annum.

“Term SOFR” is the secured overnight financing rate for U.S. dollars for the relevant interest period. For the avoidance of doubt, Term SOFR shall not include a credit spread adjustment.

There shall be a minimum Term SOFR (i.e., Term SOFR prior to adding any applicable interest rate margins thereto) requirement of 0.00% per annum in respect of the Initial Term Facilities and the Revolving Facility.

Letter of Credit Fees:	A per annum fee equal to the Applicable Margin related to Term SOFR loans under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the respective letter of credit, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be paid to the Administrative Agent for distribution to the Revolving Lenders pro rata in accordance with the amount of each such Revolving Lender’s Revolving Commitment, with exceptions for defaulting lenders. In addition, the Borrower shall pay to each letter of credit issuer, for its own account, (a) a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter, at maturity and upon the termination of the respective letter of credit, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:

The Borrower shall pay a commitment fee of 0.50% per annum on the average daily unused portion of the Revolving Facility, payable quarterly in arrears, calculated based upon the actual number of days elapsed over a 360-day year. Such fees shall be paid to the Administrative Agent for distribution to the applicable Revolving Lenders pro rata in accordance with the amount of each such Revolving Lender’s applicable Revolving Commitment, with exceptions for defaulting lenders.

From and after the delivery by the Borrower to the Administrative Agent of the Borrower’s financial statements for the first full fiscal quarter of the Borrower completed after the Closing Date, the commitment fee under the Revolving Facility shall be determined by reference to a leverage-based pricing grid with step-downs to 0.375% and 0.25% per annum at First Lien Leverage Ratios of 4.00:1.00 and 3.50:1.00, respectively.

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Duration Fees:	The Borrower will pay a duration fee, for the ratable benefit of the Margin Bridge Lenders, in an amount equal to 0.25% of the aggregate principal amount of Margin Bridge Loans outstanding (if any) on each of the dates which 90 days, 180 days, 270 days and 360 days after the Closing Date, due and payable in cash on such day (or, if such day is not a business day, on the next business day).

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EXHIBIT C

Project Wildcat

Margin Loan Facility

Summary of Principal Terms and Conditions3

[Attached]

[3]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Term Sheet is attached, including Exhibits A, B and D thereto.

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EXHIBIT D

Project Wildcat

Summary of Additional Conditions4

The initial borrowings under the Credit Facilities on the Closing Date are subject solely to the satisfaction or waiver by the Commitment Parties of the applicable conditions set forth in the section entitled Conditions in the body of the Commitment Letter, the section entitled “Conditions to Initial Borrowing” in Exhibit B to the Commitment Letter and the following conditions (subject in all respects to the Limited Conditionality Provisions):

1. Since the date of the Acquisition Agreement, no Material Adverse Effect (as defined in the Acquisition Agreement) shall have occurred and be continuing that would result in the failure of a condition precedent to your obligation to fund the Acquisition under the Acquisition Agreement or that would give you the right (taking into account any notice and cure provisions) to terminate your obligations pursuant to the terms of the Acquisition Agreement.

2. The Acquisition shall have been consummated, or substantially simultaneously with the initial borrowings under the Initial Term Facilities, shall be consummated, in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, consents or waivers by Buyer (or any of its affiliates) thereto, other than those modifications, amendments, consents or waivers by Buyer (or its affiliate) that are materially adverse to the interests of the Lenders or the Commitment Parties in their capacities as such when taken as a whole (it being understood that any modification, amendment, consent or waiver to the definition of Material Adverse Effect shall be deemed to be materially adverse to the interests of the Lenders and the Commitment Parties), unless consented to in writing by the Required Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned); provided that Required Lead Arrangers shall be deemed to have consented to such amendment, supplement, waiver or modification unless they shall object in writing thereto within three business days of being notified or otherwise becoming aware of such amendment, waiver or modification; provided, further, that any dispositions permitted under the Acquisition Agreement shall not be deemed materially adverse to the interests of the Lenders or the Commitment Parties in their capacities as such, whether taken individually or in the aggregate; provided, further, that any modification, amendment or express waiver or consents by Buyer (or its affiliate) that results in (a) a reduction in the Acquisition Consideration shall not be deemed to be materially adverse to the Lenders or the Commitment Parties if such reduction is applied (i) first to reduce the Equity Contribution to 35% and (ii) thereafter, (I) 65% to reduce the Initial Term A Facility until the amount of commitments in respect of the Initial Term A Facility is $0, and thereafter to reduce the amount of commitments in respect of the Initial Term B Facility and the Margin Bridge Facility and (II) 35% to reduce the Equity Contribution and (b) an increase in the Acquisition Consideration shall not be deemed to be materially adverse to the Lenders or the Commitment Parties if such increase is not funded with indebtedness for borrowed money or disqualified stock of the Borrower or any of its subsidiaries.

3. Confirmation from you that the Equity Contribution shall have been made, or substantially simultaneously with the initial borrowings under the Credit Facilities, shall be made, in at least the amount set forth in Exhibit A to the Commitment Letter. It is agreed, understood and acknowledged that the issuance of any Preferred Equity is not a condition to funding the Term Facilities, the Revolving Facility and the Margin Bridge Facility under this Commitment Letter or the Fee Letter.

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All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Exhibit D is attached, including Exhibits A, B and C thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit D shall be determined by reference to the context in which it is used.

4. Substantially simultaneously with the initial borrowing under the Term Facilities and the consummation of the Acquisition, the Refinancing shall be consummated.

5. The Lead Arrangers shall have received (a) audited consolidated balance sheets of the Target and its consolidated subsidiaries as at the end of, and related consolidated statements of operations, comprehensive income (loss), redeemable interests and shareholders’/member’s equity and cash flows of the Target and its consolidated subsidiaries for, the two most recently completed fiscal years ended at least 120 days prior to the Closing Date and (b) unaudited condensed consolidated balance sheets of the Target and its consolidated subsidiaries as at the end of, and related unaudited condensed consolidated statements of operations, comprehensive income (loss), redeemable interests and shareholders’/member’s equity and cash flows of the Target and its consolidated subsidiaries for, each subsequent fiscal quarter (other than the last fiscal quarter of the fiscal year) of the Target and its consolidated subsidiaries subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (a) and ended at least 60 days before the Closing Date (in the case of this clause (b), without footnotes). The Lead Arrangers hereby acknowledge (x) receipt of the audited financial statements referred to in clause (a) above for the fiscal years ended December 31, 2021, December 31, 2022 and December 31, 2023 and (y) the public filing by the Company with the Securities and Exchange Commission of any required audited financial statements on Form 10-K or required unaudited financial statements on Form 10-Q, in each case, will satisfy the requirements under clause (a) or (b), as applicable, of this paragraph.

6. Subject in all respects to the Limited Conditionality Provisions, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the applicable Collateral shall have been executed (if applicable) and delivered by the applicable Borrower and Guarantors and, if applicable, be in proper form for filing.

7. The Administrative Agent and the Lead Arrangers shall have received all documentation at least three business days prior to the Closing Date and other information about the applicable Borrower and Guarantors that shall have been reasonably requested by the Administrative Agent or Lead Arranger in writing at least 10 business days prior to the Closing Date and that the Administrative Agent and the Lead Arrangers reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act. To the extent a Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation (as defined below), each Lender that so requests (which request is made through the Administrative Agent) shall have received a Beneficial Ownership Certification in relation to the Borrower; provided that the Administrative Agent has provided the Borrower a list of each such Lender and its electronic delivery requirements at least five Business Days prior to the Closing Date. “Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation (as defined below), which certification shall be substantially similar in substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers included as Appendix A to the Beneficial Ownership Regulation. “Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

8. The closing of the Credit Facilities shall occur on or before the Expiration Date.

9. With respect to any given Credit Facility, (a) the execution and delivery by the applicable Borrower and the Guarantors (if any) of the Credit Facilities Documentation for such Facility (including guarantees by the applicable guarantors) which shall, in each case, be in accordance with the terms of the Commitment Letter and the applicable Term Sheets and subject to the Limited Conditionality Provisions and the applicable Documentation Considerations and (b) delivery to the Lead Arrangers of customary legal

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opinions, customary officer’s closing certificates, organizational documents, customary evidence of authorization and good standing certificates in jurisdictions of formation/organization, in each case with respect to the applicable Borrower and the Guarantors (to the extent applicable) and a solvency certificate, as of the Closing Date and after giving effect to the Transactions substantially in the form of Annex I attached to this Exhibit D, of a senior financial executive or officer of the Borrower.

10. All fees required to be paid on the Closing Date pursuant to the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial borrowings under the Initial Term Facilities, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Facilities).

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EXHIBIT D

ANNEX I

Form of Solvency Certificate

[    ], 202[ ]

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [  ] of the Credit Agreement, dated as of [ ] (as amended as of the date hereof, and as it may be further amended, supplemented or otherwise modified, the “Credit Agreement”), by and among [    ] (the “Borrower”), [    ], the lending institutions from time to time parties thereto and [ ], as the Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [    ], the [    ] of the Borrower, in that capacity only and not in my individual capacity (and without personal liability), DO HEREBY CERTIFY on behalf of the Borrower that as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1. For purposes of this certificate, the terms below shall have the following definitions:

(a) “Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b) “Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Borrower and its subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c) “Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

(d) “Will be able to pay their Liabilities as they mature”

For the period from the date hereof through the Maturity Date, the Borrower and its subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

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(e) “Do not have Unreasonably Small Capital”

The Borrower and its subsidiaries on a consolidated basis taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Maturity Date. I understand that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Borrower and its subsidiaries on a consolidated basis as reflected in the projected financial statements and in light of the anticipated credit capacity.

2. Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the Transactions, it is my opinion that (i) the Fair Value of the assets of the Borrower and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (ii) the Present Fair Salable Value of the assets of the Borrower and its subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities; (iii) the Borrower and its subsidiaries on a consolidated basis taken as a whole do not have Unreasonably Small Capital; and (iv) the Borrower and its subsidiaries taken as a whole will be able to pay their Liabilities as they mature.

3. In reaching the conclusions set forth in this Certificate, the undersigned has made such investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and the Subsidiaries after consummation of the transactions contemplated by the Credit Agreement.

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

By:
Name:
Title: [Chief Financial Officer]

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